Exhibit (a)(1)(xiii)

AMENDED AND RESTATED
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
FIVE STAR PRODUCTS, INC.
AT
$0.40 NET PER SHARE
BY
NPDV ACQUISITION CORP.,
A WHOLLY-OWNED SUBSIDIARY OF
NATIONAL PATENT DEVELOPMENT CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON AUGUST 26, 2008, UNLESS THE OFFER IS EXTENDED.

NPDV Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of National Patent Development Corporation, a Delaware corporation (“National Patent”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Five Star Products, Inc., a Delaware corporation (“Five Star”), that are not currently beneficially owned by NPDV Acquisition Corp., at a purchase price of $0.40 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase, as amended and restated (this “Offer to Purchase”) and in the related amended and restated letter of transmittal (“Letter of Transmittal”; which together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”).

The Offer is being made pursuant to a Tender Offer and Merger Agreement, dated as of June 26, 2008 (as may be amended from time to time, the “Tender Offer Agreement”), by and among National Patent, NPDV Acquisition Corp. and Five Star. The Tender Offer Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions, NPDV Acquisition Corp. will be merged with and into Five Star, with Five Star continuing as the surviving corporation, wholly-owned by National Patent (the “Merger”). Each Share outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares held by Five Star, National Patent or NPDV Acquisition Corp., or their wholly-owned subsidiaries, all of which will be cancelled and retired and shall cease to exist, and Shares held by stockholders who exercise appraisal rights under Delaware law), will be converted in the Merger into the right to receive the Offer Price (or any higher price per share that is paid in the Offer), without interest thereon and less any required withholding taxes.

The Offer is subject to various conditions. See “THE TENDER OFFER—Section 9. Certain Conditions of the Offer.” You should read this entire document carefully before deciding whether to tender your shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

August 18, 2008

IMPORTANT

If you are a stockholder who wishes to tender all or any portion of your Shares you should do one of the following, as applicable:

•	Complete and sign the enclosed Letter of Transmittal and enclose all the documents required pursuant to its instructions, including your Share certificates and any required signature guarantees, and mail or deliver them to Computershare Trust Company, N.A., the Depositary, at the address listed on the back cover of this Offer to Purchase;

•	Follow the procedure for book-entry transfer of Shares set forth in “THE TENDER OFFER—Section 3. Procedure for Tendering Shares;” or

•	Request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction on your behalf. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to tender those Shares.

If you wish to tender Shares and your certificates for such Shares are not immediately available, or you cannot comply with the procedure for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary prior to August 26, 2008, you may tender your Shares by following the procedures for guaranteed delivery set forth in “THE TENDER OFFER—Section 3. Procedure for Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent, MacKenzie Partners, Inc., at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and/or the related Letter of Transmittal may be directed to the Information Agent.

THE INFORMATION AGENT FOR THE OFFER IS:

The date of this Offer to Purchase is

August 18, 2008

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SUMMARY TERM SHEET

This summary highlights important and material information contained in this Offer to Purchase. This summary is intended to be an overview only and may not contain all of the information that is important to you. Because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal, you should read carefully this entire Offer to Purchase, the appendices to this Offer to Purchase, documents incorporated by reference or otherwise referred to herein and the related Letter of Transmittal to fully understand the terms of the Offer. Section and heading references are included to direct you to a more complete description of the topics contained in this summary.

The Offer; The Offer Price

NPDV Acquisition Corp., a wholly-owned subsidiary of National Patent, is proposing to acquire all of the Shares of Five Star that are not currently beneficially owned by NPDV Acquisition Corp., at a price of $0.40 per share, net to you in cash, without interest thereon and less any required withholding taxes, subject to the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal. See “THE TENDER OFFER—Section 1. Terms of the Offer” for a description of the terms of the Offer. NPDV Acquisition Corp. currently owns approximately 82.29% of the outstanding Shares. Five Star is a majority owned subsidiary of National Patent. See “SPECIAL FACTORS – Section 1. Certain Relationships between Five Star, National Patent and NPDV Acquisition Corp.; “SPECIAL FACTORS—Section 2. National Patent’s Past Contacts, Transactions, Negotiations and Agreements with Five Star” and “SPECIAL FACTORS—Section 3. Background of the Offer” for more information.

Approval; Fairness

The Offer has been commenced with the approval of a special committee of Five Star’s board of directors consisting of Five Star’s independent director (the “Special Committee”) and Five Star’s board of directors. See “SPECIAL FACTORS—Section 3. Background of the Offer” for more information. Concurrently with National Patent’s filing with the U.S. Securities and Exchange Commission (“SEC”) and delivery of the Offer to Purchase to stockholders of Five Star, Five Star is filing with the SEC an amended and restated Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) containing a statement of Five Star’s position with respect to the Offer, a copy of which accompanies this Offer to Purchase. See also, “SPECIAL FACTORS – Section 6. Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors; Recommendation of Five Star’s Special Committee and Board of Directors” for a discussion of Five Star’s position with respect to the Offer.

The Merger; Appraisal Rights

If the Offer is completed, NPDV Acquisition Corp. will be merged with and into Five Star. Under Section 253 of the Delaware General Corporation Law (the “DGCL”), NPDV Acquisition Corp. may effect a “short form” merger without the affirmative vote of, or prior notice to, Five Star’s board of directors or stockholders if it owns at least 90% of the Shares then issued and outstanding. If NPDV Acquisition Corp. owns at least 90% of the Shares then issued and outstanding after consummation of the Offer or the exercise, if any, of the Top-Up Option (discussed below), or otherwise, and if the Merger takes place, Five Star will become a wholly-

owned subsidiary of National Patent, and all the remaining stockholders of Five Star (other than NPDV Acquisition Corp. or stockholders that are entitled to and who properly exercise appraisal rights under Delaware law) will receive $0.40 per share in cash (or any other higher price per share that is paid in the Offer). If NPDV Acquisition Corp. does not own at least 90% of the Shares then issued and outstanding after consummation of the Offer or the exercise, if any, of the Top-Up Option, or otherwise, Five Star will (i) duly call, give notice of, convene and hold a special meeting of Five Star stockholders for the purposes of considering and taking action upon the adoption of the Tender Offer Agreement, (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the terms and conditions of the Merger and obtain and furnish the information required by the SEC to be included therein, and (iii) cause a definitive proxy or information statement to be mailed to Five Star stockholders at the earliest practicable date. We will vote all of our Shares in favor of the Merger and thus approval will be assured, and NPDV Acquisition Corp. will then be merged with and into Five Star. Five Star stockholders who do not tender their shares in the Offer may exercise appraisal rights in accordance with Section 262 of the DGCL following notice of the Merger. See “THE TENDER OFFER—Section 7. Merger and Appraisal Rights; ’Going Private’ Rules” and Schedule D (“Section 262 of the Delaware General Corporation Law”) for more information on appraisal rights. In connection with the “going private” transaction, Five Star and National Patent entered into letter agreements (which will terminate if the Merger is not consummated by December 31, 2008) with certain officers of National Patent and Five Star pursuant to which each such person will receive compensation for his outstanding options to purchase Shares or his Shares subject to an unvested restricted stock award, as applicable, promptly following the completion of the Merger (or such earlier date as selected by Five Star). See “SPECIAL FACTORS – Section 8. The Tender Offer Agreement” and Schedule C (“Terms of Specific Agreements”) for more information regarding these letter agreements.

The Top-Up Option

Five Star has granted to NPDV Acquisition Corp. and National Patent an irrevocable option to purchase (the “Top-Up Option”) at a price per share equal to the highest price per share paid in the Offer, a number of Shares which shall not exceed 6,157,423 (the “Top-Up Option Shares”), which when added to the number of Shares owned by NPDV Acquisition Corp. and National Patent immediately prior to the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the Shares that will be outstanding immediately after issuance of the Top-Up Option Shares, subject to certain conditions. See “SPECIAL FACTORS—Section 8. The Tender Offer Agreement.”

Going Private Transaction

This is a “going private” transaction. If the Merger is consummated:

•	National Patent will own, directly or indirectly, all of the equity interests in Five Star;
•	Five Star’s current stockholders will no longer have any interest in Five Star’s future earnings or growth;
•	Five Star will no longer be a public company, and its financial statements will no longer be publicly available; and
•	Five Star common stock will no longer be quoted on the OTC Bulletin Board.

See “SPECIAL FACTORS—Section 5. Certain Effects of the Offer and Merger” for more information on the effects of the Offer and Merger.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Who is offering to purchase my Shares?

NPDV Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of National Patent Development Corporation, a Delaware corporation, is offering to purchase all of the Shares of common stock of Five Star Products, Inc. not currently owned by NPDV Acquisition Corp. or National Patent and its subsidiaries, as described in this Offer to Purchase. National Patent, a Delaware corporation, through its ownership of NPDV Acquisition Corp., is the majority stockholder of Five Star and also owns certain other assets, including real estate.

NPDV Acquisition Corp. was incorporated in May 2008 and exists for the sole purpose of conducting the Offer and effecting National Patent’s acquisition of the Shares. NPDV Acquisition Corp. has not, and is not expected to, engage in any business other than in connection with maintaining its organization, its current ownership of the Shares, the Offer and the Merger.

See “SPECIAL FACTORS – Section 1. Certain Relationships between Five Star, National Patent and NPDV Acquisition Corp.” and “THE TENDER OFFER—Section 6. Certain Information Regarding Five Star, National Patent and NPDV Acquisition Corp.” for further information about NPDV Acquisition Corp.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to NPDV Acquisition Corp. and, where appropriate, National Patent. We use the term “National Patent” to refer to National Patent Development Corporation alone, the term “NPDV Acquisition Corp.” to refer to NPDV Acquisition Corp. alone and the terms “Five Star” or the “Company” to refer to Five Star Products, Inc.

How many Shares is NPDV Acquisition Corp. seeking to purchase?

We are seeking to purchase all of the Shares not currently owned by NPDV Acquisition Corp., National Patent and its subsidiaries. See “INTRODUCTION” and “THE TENDER OFFER—Section 1. Terms of the Offer.”

How much is NPDV Acquisition Corp. offering to pay and what is the form of payment?

The purchase price is $0.40 in cash for each Share properly and timely tendered and not properly withdrawn, without interest and less any required withholding taxes. See “THE TENDER OFFER—Section 1. Terms of the Offer” for information about the terms of the Offer.

Does NPDV Acquisition Corp. have the financial resources to make payment?

National Patent, the parent company of NPDV Acquisition Corp., will provide us with sufficient funds to purchase all Shares that are validly tendered and not timely withdrawn in the Offer. National Patent will also fund the Top-Up Option, if necessary, and the Merger of NPDV Acquisition Corp. with and into Five Star, which is expected to follow the successful completion of the Offer. We anticipate that all of these funds will be obtained through capital contributions made by National Patent. We expect that National Patent will fund such capital contributions through the use of internally generated funds. The Offer is not conditioned upon the receipt of financing by NPDV Acquisition Corp. or National Patent. See “THE TENDER OFFER— Section 8. Source and Amount of Funds.”

Is there an agreement governing the Offer?

Yes. NPDV Acquisition Corp., National Patent and Five Star have entered into a Tender Offer and Merger Agreement dated as of June 26, 2008. The Tender Offer Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent Merger. See “SPECIAL FACTORS—Section 8. The Tender Offer Agreement” and “THE TENDER OFFER—Section 9. Certain Conditions of the Offer.”

Why is National Patent making the Offer?

We are making the Offer to acquire the entire equity interest in Five Star in order to take advantage of the benefits of operating Five Star as a wholly-owned rather than majority-owned, publicly held, subsidiary, as well as to eliminate the costs and expenses related to operating Five Star as a stand-alone public company. See “SPECIAL FACTORS—Section 4. Purpose of the Offer, Plans for Five Star” and “SPECIAL FACTORS—Section 7. National Patent’s and NPDV Acquisition Corp.’s Position Regarding the Fairness of the Offer.”

Is the financial condition of NPDV Acquisition Corp. relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision regarding whether to tender Shares and accept the Offer because:

•	The consideration being offered for the Shares consists wholly of cash;

•	we, through our parent company, National Patent, will have sufficient funds available to purchase all Shares successfully tendered in the Offer because we have considerably more cash on hand than necessary to effect the Offer and Merger;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price in the Merger.

See “THE TENDER OFFER—Section 8. Source and Amount of Funds.”

Has the Offer been approved by the Five Star board of directors?

The Offer has been commenced with the approval of Five Star’s board of directors, based upon the recommendation of the Special Committee. Concurrently with this Offer to Purchase, Five Star is filing with the SEC a Schedule 14D-9 containing a statement of Five Star’s position with respect to the Offer, a copy of which accompanies this Offer to Purchase. See “SPECIAL FACTORS—Section 3. Background of the Offer; Plans for Five Star” and “SPECIAL FACTORS—Section 6. Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors; Recommendation of Five Star’s Special Committee and Board of Directors.”

v

How long do I have to decide whether to tender in the initial offering period?

You may tender your Shares until 12:00 midnight, New York City time, on August 26, 2008, which is the scheduled expiration date of the offering period, unless we determine to extend the offering period (as may be extended from time to time, the “Expiration Time”) or unless we decide to provide a subsequent offering period. Further, if you cannot timely deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “THE TENDER OFFER—Section 3. Procedure for Tendering Shares” for information about tendering your Shares.

Can the Offer be extended, and how will I be notified if the Offer is extended?

Yes. We may elect to extend the Offer. We can do so by issuing a press release no later than 9:00 A.M., New York City time, on the business day following the scheduled Expiration Time, stating the extended expiration date and the approximate number of Shares tendered to date. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the terms of the Offer, including your right to withdraw your Shares from the Offer. See “THE TENDER OFFER—Section 1. Terms of the Offer” for information about extension of the Offer.

Will there be a subsequent offering period?

Following the satisfaction or waiver of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, we may elect to provide a subsequent offering period of at least three business days, during which time stockholders whose Shares have not been tendered for payment may tender, but not withdraw, their Shares and receive payment therefor. This subsequent offering period is different from an extension of the original offering period discussed above. Under the federal securities laws, we are not permitted to provide a subsequent offering period of more than 20 business days. See “THE TENDER OFFER—Section 1. Terms of the Offer” and “THE TENDER OFFER—Section 4. Rights of Withdrawal” for more information concerning any subsequent offering period.

What are the conditions of the Offer?

Our obligation to consummate the purchase of the Shares tendered into the Offer is subject to the terms and conditions set forth in this Offer to Purchase. See “THE TENDER OFFER—Section 9. Certain Conditions of the Offer.” Among these conditions are conditions related to applicable antitrust laws, certain proceedings before any state or federal governmental authorities, certain material adverse effects or termination of the Tender Offer Agreement.

How do I tender my Shares?

If you hold the certificates representing your Shares, you should complete and sign the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates and any required signature guarantees, and mail or deliver them to Computershare Trust Company,

N.A., which we refer to herein as the “Depositary,” at the address listed on the back cover of this Offer to Purchase. You may also tender your Shares by following the procedures for book-entry transfer of Shares, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction on your behalf. If your broker holds your Shares for you in “street name,” you must instruct your broker to tender such Shares on your behalf. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this Offer to Purchase. In any case, the Depositary must receive all required documents prior to Expiration Time. See “THE TENDER OFFER—Section 3. Procedure for Tendering Shares” for more information on the procedures for tendering your Shares.

What are the United States Federal Income Tax Consequences if I tender my Shares?

Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. See “THE TENDER OFFER—Section 12. Material U.S. Federal Income Tax Considerations.” for more information.

Until what time can I withdraw previously tendered Shares?

The tender of your Shares may be withdrawn at any time prior to the Expiration Time, unless extended. There will be no withdrawal rights during any subsequent offering period. See “THE TENDER OFFER—Section 4. Rights of Withdrawal” and “Can the Offer be extended, and how will I be notified if the Offer is extended?” above for more information.

How do I withdraw previously tendered Shares?

You (or your broker if your Shares are held in “street name”) must deliver a written notice of withdrawal to the Depositary at the address and telephone number listed on the back cover of this Offer to Purchase. The notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, See “THE TENDER OFFER—Section 4. Rights of Withdrawal.”

What does Five Star’s board of directors think of the Offer?

Based on the recommendation of the Special Committee, the Five Star board of directors, among other things, has unanimously (i) approved and declared advisable, the Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the Merger, (ii) determined that the terms of the Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Five Star and the unaffiliated stockholders of Five Star and (iii) recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer and, if necessary, approve the Tender Offer Agreement.

A more complete description of the reasons of the Five Star Board’s approval of the Offer and the Merger is set forth in the Schedule 14D-9 that is being mailed to you together with this Offer to

Purchase as well as under “SPECIAL FACTORS – Section 6. Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors; Recommendation of Five Star’s Special Committee and Board of Directors.”

If the Offer is consummated, will Five Star continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Five Star no longer will be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may not be an active public trading market for Five Star common stock, Five Star may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies and Five Star may be able to voluntarily file a Form 15 terminating SEC reporting obligations under Section 13 of the Securities Exchange Act. See “SPECIAL FACTORS—Section 5. Certain Effects of the Offer and Merger.”

If NPDV Acquisition Corp. owns at least 90% of the Shares after consummation of the Offer, what are its plans with respect to the Shares that are not tendered in the Offer?

If NPDV Acquisition Corp. owns at least 90% of the Shares then issued and outstanding after consummation of the Offer, NPDV Acquisition Corp. will be merged with and into Five Star, under the “short form” merger provision of the DGCL, and holders of Shares that were not tendered in the Offer will receive $0.40 per share in cash (or any other higher price per share that is paid in the Offer), subject to such stockholders’ right to demand an appraisal of their Shares pursuant to Delaware law. See “SPECIAL FACTORS—Section 4. Purpose of the Offer, Plans for Five Star” and “THE TENDER OFFER—Section 7. Merger and Appraisal Rights; ‘Going Private’ Rules.”

What are NPDV Acquisition Corp.’s plans if it does not own at least 90% of the Shares after consummation of the Offer?

If we do not own at least 90% of the Shares then issued and outstanding after consummation of the Offer, but we do own at least 87.5% of the Shares then issued and outstanding after consummation of the Offer, we will exercise the Top-Up Option to acquire a number of Top-Up Option Shares which when added to the number of Shares owned by us immediately prior to the time we exercise the Top-Up Option, constitutes one Share more than 90% of the Shares that will be outstanding immediately after issuance of the Top-Up Option Shares. NPDV Acquisition Corp. will then be merged with and into Five Star under the “short form” merger provision as set forth above.

If we own less than 87.5% of the Shares then issued and outstanding after consummation of the Offer, in accordance with the Tender Offer Agreement, Five Star will (i) duly call, give notice of, convene and hold a special meeting of Five Star stockholders for the purposes of considering and taking action upon the adoption of the Tender Offer Agreement, (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the terms and conditions of the Merger and obtain and furnish the information required by the SEC to be included therein, and (iii) cause a definitive proxy or information statement to be mailed to Five Star stockholders at the earliest practicable date. We will vote all our Shares in favor of the Merger and thus approval will be assured, and NPDV Acquisition Corp. will be merged with and into Five Star as set forth above. See “SPECIAL FACTORS—Section 8. The Tender Offer Agreement.”

What is the market value of my Shares as of a recent date?

On June 25, 2008, the last trading day prior to the public announcement of the Offer, the closing price of Five Star common stock reported on the OTC Bulletin Board was $0.30 per share. On July 18, 2008, the last full trading day prior to the commencement of the Offer for which information was available prior to the production of this Offer to Purchase, the closing price of Five Star common stock reported on the OTC Bulletin Board was $0.33 per share. You should obtain a recent market quotation for the Shares before deciding whether to tender your Shares. See “THE TENDER OFFER—Section 5. Price Range of Shares; Dividends” for recent high and low sales prices for Five Star common stock.

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and, if a vote on the Merger is solicited, do not vote in favor of the Merger, subject to and in accordance with Delaware law. Stockholders must properly perfect their right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights. See “THE TENDER OFFER—Section 7. Merger and Appraisal Rights; ‘Going Private’ Rules” and Schedule D (“Section 262 of the Delaware General Corporation Law”).

Who can I talk to if I have questions about the Offer?

If you have questions or you need assistance you should contact the Information Agent at the following address and telephone number:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Toll Free: 800-322-2885
Banks and Brokers may call: 212-929-5500

		Page

SUMMARY TERM SHEET		ii

	QUESTIONS AND ANSWERS ABOUT THE OFFER

	SPECIAL FACTORS

1.	Certain Relationships between Five Star, National Patent and NPDV Acquisition Corp.	1

2.	National Patent’s Past Contacts, Transactions, Negotiations and Agreements with Five Star	2

3.	Background of the Offer	4

4.	Purpose of the Offer; Plans for Five Star	8

5.	Certain Effects of the Offer and Merger	10

6.	Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors; Recommendation of Five Star’s Special Committee and Board of Directors	11

7.	National Patent’s and NPDV Acquisition Corp.’s Position Regarding the Fairness of the Offer	22

8.	The Tender Offer Agreement	23

	INTRODUCTION

	THE TENDER OFFER

1.	Terms of the Offer	33

2.	Acceptance for Payment and Payment for Shares	36

3.	Procedure for Tendering Shares	37

4.	Rights of Withdrawal	41

5.	Price Range of Shares; Dividends	42

x

6.	Certain Information Regarding Five Star, National Patent and NPDV Acquisition Corp.		43

7.	Merger and Appraisal Rights; “Going Private” Rules		47

8.	Source and Amount of Funds		49

9.	Certain Conditions of the Offer		50

10.	Certain Legal Matters		52

11.	Fees and Expenses		53

12	Material U.S. Federal Income Tax Considerations		54

13.	Miscellaneous		56

	SCHEDULE A	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF FIVE STAR PRODUCTS, INC., NATIONAL PATENT DEVELOPMENT CORPORATION AND NPDV ACQUISITION CORP.	A-1

	SCHEDULE B	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	B-1

	SCHEDULE C	TERMS OF SPECIFIC AGREEMENTS	C-1

	SCHEDULE D	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	D-1

To the Holders of Shares of
Common Stock of Five Star Products, Inc.:

SPECIAL FACTORS

1.   Certain Relationships between Five Star, National Patent and NPDV Acquisition Corp.

National Patent first acquired a majority interest in Five Star in 2004. As of the date of this Offer to Purchase, National Patent, through its wholly-owned subsidiary, NPDV Acquisition Corp., owns 82.29% of the Shares. National Patent, directly and through its wholly-owned subsidiaries, has engaged in numerous transactions with Five Star. For a more complete description of past contracts, transactions, negotiations and agreements between National Patent and/or its subsidiaries and Five Star and its affiliates (that are not natural persons) that have occurred during the past two years and which are required to be disclosed pursuant to Exchange Act rules, see “SPECIAL FACTORS - Section 2. National Patent’s Past Contacts, Transactions, Negotiations and Agreements with Five Star” and Schedule C (“Terms of Specific Agreements”).

Certain directors and/or executive officers of National Patent and NPDV Acquisition Corp. are directors and/or executive officers of Five Star, as follows:

•	Harvey P. Eisen serves as Chairman of the Board, President and Chief Executive Officer of National Patent. Mr. Eisen is also a director of Five Star.

•	John C. Belknap serves as a director and Vice President of National Patent and as a director and President of NPDV Acquisition Corp. Mr. Belknap also is President, Chief Executive Officer and Chairman and a director of Five Star.

•	Ira J. Sobotko serves as Vice President, Chief Financial Officer, Secretary and Treasurer of National Patent (and is its principal financial officer and principal accounting officer) and is Secretary and Treasurer of NPDV Acquisition Corp. Mr. Sobotko also is Senior Vice President, Finance, Secretary and Treasurer of Five Star (and is its principal financial officer).

See Schedule A (“Information Concerning the Directors and Executive Officers of Five Star Products, Inc., National Patent Development Corporation and NPDV Acquisition Corp.”) for a description of the business background of each of the executive officers and directors of Five Star, National Patent and NPDV Acquisition Corp. and see Schedule B (“Security Ownership of Certain Beneficial Owners”) for a description of each such person’s ownership of equity securities of Five Star as of July 22, 2008.

In addition, concurrently with the execution of the Tender Offer Agreement, Five Star and National Patent entered into letter agreements (which will terminate if the Merger is not consummated by December 31, 2008) with Mr. Sherman, an executive officer and director of Five Star, as well as Messrs. Belknap and Sobotko and certain other officers of Five Star pursuant to which each such person will receive compensation for his outstanding options to purchase Shares or Shares of restricted stock, as applicable, promptly following the completion of the Merger (or such earlier date as selected by Five Star). For additional information regarding these letter agreements, see “SPECIAL FACTORS - Section 3. Background of the Offer” and Schedule C (“Terms of Specific Agreements” under the headings “Agreement with John C. Belknap,” “Agreement with Ira J. Sobotko” and “Agreements With Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko Regarding Options; Agreement With John C. Belknap Regarding Unvested Restricted Stock”).

Concurrently with the Offer to Purchase, Five Star is filing with the SEC and distributing to holders of Shares a Schedule 14D-9 containing a statement of Five Star’s position with respect to the Offer. See also, “SPECIAL FACTORS – Section 6. Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors; Recommendation of Five Star’s Special Committee and Board of Directors” for a discussion of Five Star’s position with respect to the Offer.

2.	National Patent’s Past Contacts, Transactions, Negotiations and Agreements with Five Star

The following is a summary of transactions occurring during the past two years between National Patent and Five Star or their affiliates and certain transactions in the securities of Five Star.

•	Loan to Five Star. In connection with the separation of National Patent and its parent, GP Strategies Corporation (“GP Strategies”), on November 24, 2004 through a pro-rata distribution of 100% of the outstanding common stock of National Patent to the stockholders of GP Strategies, National Patent received (i) a majority interest in Five Star common stock and (ii) 100% of the common stock of JL Distributors, Inc. (“JL Distributors”) whose sole asset was an unsecured note (the “JL Note”) payable by Five Star Group, Inc., a wholly-owned subsidiary of Five Star, to JL Distributors. As discussed in greater detail in Schedule C (“Terms of Specific Agreements - Loan to Five Star”), the JL Note has been extended three times by National Patent (the “Extended JL Note”) and was amended to include a conversion feature such that the holder of the Extended JL Note, at its option, could convert the principal of the Extended JL Note, and any accrued interest, into shares of Five Star’s common stock at a fixed conversion price of $0.40 per share. On July 16, 2008 the Extended JL Note was transferred from JL Distributors to NPDV Acquisition Corp., pursuant to which NPDV Acquisition Corp. became the payee under the Extended JL Note; and on July 21, 2008 the Extended JL Note was converted by NPDV Acquisition Corp. into 7,000,000 shares of Five Star common stock. See Schedule C (“Terms of Specific Agreements – Loan to Five Star.”).

•	Services to Five Star. Since 2004, National Patent has provided legal, tax, public and investor relations, insurance and employee benefit administration services to Five Star pursuant to a management services agreement for fees which were $40,000 per month from April 2007 to December 31, 2007, which included $17,000 and $11,000 per month for the services of John C. Belknap and Ira J. Sobotko, respectively. In addition, Five Star reimbursed National Patent for $16,666 per month for Jerome Feldman’s services to Five Star through May of 2007. In addition, National Patent incurred certain expenses on behalf of Five Star, primarily involving insurance, legal and other professional expenses. Five Star reimbursed National Patent for such expenses, which amounted to approximately $561,000 and $208,000 for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively. The management services agreement was renewed for 2008. The fee for the three months ended March 31, 2008 was $40,000 per month. See Schedule C (“Terms of Specific Agreements – Services to Five Star.”)

•	Tax Sharing Agreement. Five Star entered into a tax sharing agreement with GP Strategies, dated as of February 1, 2004, that was assigned to National Patent when it was spun off from GP Strategies pursuant to which (once Five Star becomes a member of an affiliated group) Five Star would make tax sharing payments to National Patent equal to 80% of the amount of taxes Five Star would have paid if Five Star had filed separate consolidated tax returns, but did not pay as a result of being included in National Patent’s affiliated group. This agreement went into effect upon conversion of the Extended JL Note. See Schedule C (“Terms of Specific Agreements – Tax Sharing Agreement.”)

•	Agreements with S. Leslie Flegel. On March 2, 2007, in connection with his appointment as Chairman of Five Star, S. Leslie Flegel entered into a three-year agreement with Five Star under which, among other things, Mr. Flegel was issued 2,000,000 shares of Five Star common stock. In addition, on March 2, 2007, Mr. Flegel entered into an agreement with National Patent pursuant to which he purchased from National Patent 200,000 shares of its common stock at a price of $2.40 per share, or $480,000 in the aggregate. This agreement provided Mr. Flegel with the right to exchange any or all of the 200,000 shares of National Patent common stock into Five Star common stock held by National Patent at the rate of six shares of Five Star common stock for each share of National Patent common stock. On March 25, 2008, Mr. Flegel, National Patent and Five Star entered into an Agreement and Release under which, among other things, National Patent purchased 1,689,336 Shares from Mr. Flegel and 301,664 Shares from his family for $0.60 per Share; National Patent repurchased the 200,000 shares of common stock of National Patent for $3.60 per share; Mr. Flegel, on one hand, and National Patent and Five Star, on the other hand, gave each other full releases from any further claims or causes of action; and Mr. Flegel has agreed not to compete with National Patent or Five Star or solicit their employees for a period of one year. See Schedule C (“Terms of Specific Agreements – Agreements with S. Leslie Flegel.”)

•	Agreements With Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko Regarding Options. On June 26, 2008, in connection with the Offer and Merger, Five Star and National Patent entered into letter agreements with Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko regarding outstanding stock options previously granted under Five Star’s 2007 Incentive Stock Plan and pursuant to stock option agreements with each such person, pursuant to which, in consideration for the agreement of each of these persons not to exercise any option that he holds, the cancellation of the outstanding options and the termination of the option agreements, and in consideration for past and future services rendered by and to be rendered by each such person to Five Star, each of those persons will receive the payment of the purchase price described in his letter agreement. These letter agreements will terminate if the Merger is not consummated by December 31, 2008. See Schedule C (“Terms of Specific Agreements – Agreements With Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko Regarding Options; Agreement With John C. Belknap Regarding Unvested Restricted Stock.”)

•	Agreement With John C. Belknap Regarding Unvested Restricted Stock. On June 26, 2008, in connection with the Offer and Merger, Five Star and National Patent also entered into a letter agreement with John C. Belknap pursuant to which a Restricted Stock Agreement entered into between Five Star and Mr. Belknap, dated March 2, 2007, will be cancelled with respect to 667,000 unvested shares of restricted stock granted thereunder. In consideration for the cancellation of the Restricted Stock Agreement with respect to these unvested shares, and in consideration for past and future services rendered by and to be rendered by Mr. Belknap to Five Star, Mr. Belknap will receive a purchase price payable promptly following completion of the Merger (or such earlier date as selected by Five Star). This letter agreement will terminate if the Merger is not consummated by December 31, 2008. See Schedule C (“Terms of Specific Agreements – Agreements With Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko Regarding Options; Agreement With John C. Belknap Regarding Unvested Restricted Stock.”)

In addition to the transactions described above, National Patent has acquired Shares in the open market purchases and otherwise. See Schedule C (“Terms of Specific Agreements – Purchases by National Patent of Shares during the Past Two Years.”) for information regarding these purchases within the past two years.

See Schedule A (“Information Concerning the Directors and Executive Officers of Five Star Products, Inc., National Patent Development Corporation, NPDV Acquisition Corp.”) for information regarding the directors and executive officers of Five Star, National Patent and NPDV Acquisition Corp. and Schedule B (“Security Ownership of Certain Beneficial Owners”) for additional information regarding the beneficial ownership of Shares by the persons listed in Schedule A.

Other than the Tender Offer Agreement (and the transactions related thereto, including the Offer and the Merger) and other than as discussed in this Section 2 and Schedule C (“Terms of Specific Agreements”), there have been no other negotiations, transactions or material contracts during the past two years between National Patent and/or NPDV Acquisition Corp. (or any of the executive officers, directors, subsidiaries or affiliates of these entities) and Five Star or its affiliates. In addition, during the past two years no affiliate of Five Star, nor any person not affiliated with Five Star, has engaged in any negotiations or material contracts concerning any significant corporate events with Five Star or its affiliates (such as a merger, consolidation, acquisition, tender offer, sale or transfer of a material amount of assets of Five Star, or the election of Five Star’s directors), except as described below under “SPECIAL FACTORS — Section 3. Background of the offer.”

3.   Background of the Offer

Between May and June of 2007 counsel to National Patent developed various transaction structures which would have the end result of Five Star becoming a wholly-owned subsidiary of

National Patent. The various transaction structures were discussed by management of National Patent in the context of an acquisition transaction then under consideration. On July 30, 2007 the Board of Directors of National Patent formed a special committee to consider a possible tax-free stock for stock merger pursuant to which Five Star would become a wholly-owned subsidiary of National Patent. The Board of Directors authorized the special committee to engage counsel, investment bankers and such other professional advisors and to take such other actions as the committee might deem necessary or desirable to assist it in reviewing a possible transaction. The special committee of National Patent served from July 30, 2007 through November 2, 2007 and was comprised of Lawrence G. Schafran and Talton R. Embry. The members of the special committee of National Patent were not paid for their service on such special committee. Among the factors considered in considering this proposal were the following:

•	The elimination of costs associated with Five Star operating as a public company.

•	The more complete alignment of interests of National Patent with those of Five Star.

•	The improvement of exchange listing possibilities by deepening the stockholder base and increasing the market capitalization for National Patent through addition of Five Star minority stockholders.

•	The benefits of potential tax consolidation of the entities and associated potential tax benefits of the combined entity.

•	The increase in flexibility with respect to financing activities of National Patent and Five Star.

•	The simplified management structure of a single entity.

•	The concern that Five Star equity would not likely be accepted as “acquisition currency” as long as National Patent remained a controlling stockholder.

On August 8, 2007 the Board of Directors of Five Star formed a Special Committee to consider the above transaction and authorized the Special Committee to engage counsel, investment bankers and such other professional advisors and to take such other actions as the Special Committee might deem necessary or desirable to assist it in reviewing a possible transaction. The Special Committee was given an indefinite period of service and was comprised of Carll Tucker, Five Star’s independent director. Mr. Tucker was paid $50,000 for his service on the Special Committee. On August 22, 2007 the National Patent special committee held an initial meeting to appoint counsel, interview bankers and consider the role, duty and fiduciary responsibility of such special committee.

Between September and October of 2007 complexities related to the appropriate valuation of the two entities and Five Star’s desire to proceed with the consideration of a potential acquisition transaction (which could not be efficiently completed concurrently with the proxy process and other securities law related activities required to complete the merger transaction) resulted in an abandonment of further consideration of the stock for stock merger. On November 2, 2007 the special committee of National Patent recognized the decision of both National Patent and Five Star to abandon the merger process and ceased active consideration of the transaction.

On April 10, 2008 the Board of Directors of National Patent authorized National Patent management to explore with Five Star a cash tender for all of the Shares of Five Star followed by a cash merger which would result in Five Star being a wholly-owned subsidiary of National Patent and requested that they report back to the Board of Directors. The Board of Directors of National Patent declared that there existed no need for a special committee of the Board of Directors of National Patent due to the fact that the new proposed transaction would be substantially less complex than a stock for stock merger. Among the rationale for proceeding with the consideration of a cash transaction (as opposed to the stock merger considered in 2007) were the potential for a stock for stock merger to result in a large number of stockholders holding a very small number of shares in National Patent, the dilution effect of a stock for stock merger, limits on the reinvestment options of Five Star stockholders receiving stock instead of cash, the disincentive to use National Patent stock in an acquisition transaction if its stock is believed to be undervalued, the greater return from increased ownership of Five Star, the reduction of risk to Five Star stockholders in a cash offer, and potentially reduced transaction time and cost.

On April 21, 2008 the Board of Directors of Five Star requested that its Special Committee engage in discussions with National Patent with respect to the potential for a cash tender offer and merger, and it reaffirmed and expanded the authority of the Committee as originally established in August 2007. In connection with this request, on April 23, 2008 the Five Star Special Committee engaged Duane Morris LLP as legal counsel, considered the role, duty and fiduciary responsibility of the Committee and appointed Burnham Securities Inc. as the Special Committee’s financial advisor subject to the negotiation and execution of a satisfactory engagement letter. On April 24, 2008 the Special Committee signed an engagement letter with Burnham Securities to act as financial advisor to the Committee. A representative of Duane Morris LLP attended each meeting of the Special Committee.

On May 9, 2008 the Board of Directors of National Patent and the Five Star Special Committee and Board tentatively called meetings for May 15 and 16 to consider the potential cash tender offer and merger. On May 13, 2008, based upon the fact that Five Star’s net income since the Board’s April 10, 2008 authorization to explore the cash tender offer and merger transaction trended below the same period in 2007, and the substantial decline in the market price of the Five Star common stock during the same period, management of National Patent recommended to the Board of Directors of National Patent that it suspend discussions related to the tender offer to give the Board an opportunity to analyze the trends in Five Star financial performance in light of market conditions and the decline in the market price for Five Star common stock. The Board of Directors of National Patent accepted management’s recommendation and requested that management suspend discussions with the Five Star Special Committee. On June 16, 2008, the Board of Directors of National Patent reviewed Five Star’s financial performance for May 2008, which demonstrated a continuing trend of net income at levels below the same period in 2007, as well as a decrease in sales for the month of May 2008 as compared to May 2007, and the continued trading of Five Star common stock substantially consistent with market trend existing on April 10, 2008. The National Patent Board of Directors then authorized management to continue negotiations with the Special Committee on the cash tender offer and merger transaction in light of this additional information.

On June 19, 2008 the Special Committee met to review the draft Tender Offer Agreement and discuss certain provisions thereof with counsel, including the top-up option, the timing of the conversion of the Extended JL Note, and provisions relating to the cancellation of outstanding stock options and unvested shares of restricted stock. The Special Committee also discussed with counsel whether to request that National Patent add a “majority of the minority” approval provision in the Tender Offer Agreement, and determined that it would not be in the best interests of the Five Star unaffiliated stockholders to make such a request. The Special Committee made this determination based on its view that substantially all Five Star unaffiliated stockholders who would otherwise vote in favor of the Merger (if a vote were required) would tender their Shares in the Offer. Therefore, the unaffiliated stockholders that would remain after the Offer would consist largely of stockholders who would either vote against the Merger or not vote at all, so a “majority of the minority” approval provision in the Tender Offer Agreement would likely result in the Tender Offer Agreement not receiving the required approval, which would deprive the non-voting unaffiliated stockholders of consideration which the Special Committee has determined is fair and in their best interests. In making its determination, the Special Committee also took into account that since many of Five Star’s stockholders own less than 1,000 Shares, there was likely to be a relatively large number of stockholders who neither tendered in the Offer nor voted on the Merger (if a vote were required) because of their limited economic interest in Five Star. Finally, the Special Committee considered that any unaffiliated stockholder opposed to the Merger would be able to exercise appraisal rights. The Special Committee then directed that counsel submit comments on the Agreement to representatives of National Patent. Burnham Securities Inc. was also present for a portion of the meeting at which time its representatives reviewed with the Committee a draft fairness opinion. While the Special Committee and its counsel had had prior informal discussions with Burnham Securities Inc. about the fairness opinion, this was the initial formal presentation made by Burnham Securities Inc. to the Special Committee about the opinion. The Special Committee did not attempt to obtain a higher offer price from National Patent because it focused on its, and its financial advisor’s, evaluation of the fairness of the offer price to Five Star’s unaffiliated stockholders, and once the Special Committee and its financial advisor determined that they were satisfied that the offer price was fair, the Special Committee determined that it should focus its efforts on other issues related to the Tender Offer Agreement rather than on seeking a higher offer price from National Patent.

On June 20, 2008 the Special Committee met to review agreements relating to equity awards held by officers and directors of Five Star. The letter agreements proposed that such officers and directors of Five Star would agree to, among other things, (i) not exercise outstanding options to purchase Five Star common stock through Closing and (ii) relinquish all rights under existing equity award agreements with Five Star. As consideration for these agreements not to exercise, the cancellation of the outstanding options and the termination of the option agreements, and in consideration for past and future services rendered by and to be rendered by each such officer and director to Five Star, such officers and directors would receive a payment promptly following the completion of the Merger. The presentation to the Special Committee included a presentation by Mr. Sobotko on the methodology utilized to identify the proposed consideration as set forth in the draft letter agreements. After discussions with counsel regarding the terms of the letter agreements and their context in light of the terms and conditions of the Tender Offer Agreement, the Special Committee took action to approve the letter agreements.

On June 26, 2008 the Board of Directors of National Patent and the Board of Directors and Special Committee of Five Star met separately and reviewed and approved the Tender Offer Agreement as presented at each of said meetings, the Offer, the Merger and the transactions contemplated thereby. The Special Committee determined that the Burnham fairness opinion was satisfactory in form and substance and Burnham delivered its fairness opinion to the Special Committee and Five Star.

In early June 2008, prior to the announcement of the Offer, National Patent management was contacted by a third party to arrange an informal meeting to discuss general business matters. A meeting was scheduled for early July 2008 and occurred subsequent to the announcement of the Offer. At the meeting, the third party expressed to management an interest in exploring an acquisition of Five Star, and subsequently orally communicated a highly tentative preliminary indication of interest in the potential price range of $0.45 to $0.48 per share, subject to a full due diligence review. This preliminary indication of interest was deemed “highly tentative” due to the fact that it was communicated in an informal meeting, was communicated orally, was contingent upon the completion of a full due diligence review and was based upon incorrect assumptions regarding the number of outstanding shares of Five Star by the third party due to the potential dilutive effect of the conversion of the JL Note and the acceleration of restricted stock and stock options upon a change in control. Management determined that the matter was not worth pursuing and terminated further communication.

On July 16, 2008, the Special Committee met to discuss the indication of interest and determined that it did not constitute a Superior Proposal (as defined in the Tender Offer Agreement; see “SPECIAL FACTORS — Section 8. The Tender Offer Agreement”) because it (i) was not in writing, (ii) was based on incomplete information, (iii) was subject to due diligence, (iv) provided no information about the ability of the third party to finance the acquisition of Five Star, and (v) could not be consummated without the approval of National Patent, which had indicated it was not interested in pursuing it. The Special Committee then reaffirmed its determination that it is fair and in the best interests of Five Star’s unaffiliated stockholders to consummate the Offer and Merger.

On August 6, 2008, The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli ABC Fund and The Gabelli Convertible and Income Securities Fund Inc. (collectively, the “Warrantholders”), holders of warrants to purchase an aggregate of 1,423,886 shares of National Patent common stock, dated as of December 3, 2004 (the “Warrants”), contacted National Patent regarding their desire to modify the exercise price and expiration date of the Warrants. On August 11, 2008, National Patent and the Warrantholders amended the Warrants to (i) extend the expiration date of the Warrants from August 14, 2008 to August 15, 2008 and (ii) reduce the exercise price of the Warrants from $3.57 per share to $2.50 per share.

4.   Purpose of the Offer; Plans for Five Star

Purpose of the Offer.  The purpose of the Offer is for National Patent, through NPDV Acquisition Corp., to acquire the entire equity interest in, Five Star. The Offer, as the first step in the acquisition of Five Star, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. NPDV Acquisition Corp. intends to consummate the Merger as promptly as practicable after the termination of the Offer. Each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Five Star, National Patent or NPDV Acquisition Corp., or their subsidiaries, all of which will be cancelled and retired and shall cease to exist, and other than Shares held by stockholders who exercise appraisal rights under Delaware law), will be converted in the Merger into the right to receive the Offer Price (or any higher price per share that is paid in the Offer), without interest thereon and less any required withholding taxes.

The Offer is being made at this time after careful consideration of the past and anticipated future business and financial results of Five Star and the advantage to Five Star operating as a wholly-owned, rather than a majority-owned, subsidiary of National Patent. National Patent specifically noted that given the planned implementation of a facilities relocation plan by Five Star, Five Star’s historical results and existing debt load and the recent downturn in Five Star’s business and the tight credit environment, it may be difficult for Five Star to access necessary capital to implement the plan if it continued as a majority-owned publicly traded subsidiary of National Patent. Completing the Offer and Merger and operating as a wholly-owned privately held subsidiary of National Patent would provide Five Star with easier access to National Patent’s resources and would eliminate the expense of operating as a separate public company, all of which would aid in implementing the facilities relocation plan.

If you sell your Shares in the Offer, you will cease to have any equity interest in Five Star or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in Five Star or any right to participate in its earnings and future growth. Conversely, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Five Star.

Short-form Merger.  The DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, NPDV Acquisition Corp. directly or indirectly owns at least 90% of the Shares of Five Star, National Patent and NPDV Acquisition Corp. anticipate effecting the Merger without prior notice to, or any action by, any other stockholder of Five Star if permitted to do so under the DGCL. Even if National Patent and NPDV Acquisition Corp. do not own 90% of the outstanding Shares following consummation of the Offer, National Patent and NPDV Acquisition Corp. could, subject to the conditions to the Top-Up Option, exercise the Top-Up Option in order to reach the 90% threshold and effect a short-form merger. Otherwise, Five Star will solicit the approval of stockholders of the Tender Offer Agreement and the Merger.

Plans for Five Star.  Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Five Star will be continued substantially as they are currently being conducted. The current directors and executive officers of Five Star will continue to serve as the directors and executive officers of Five Star following the Merger, except for Mr. Carll Tucker who will resign effective on or about the date of closing of the Merger. National Patent will continue to evaluate the business and operations of Five Star during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Except as described in this

Offer to Purchase, NPDV Acquisition Corp. and National Patent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Five Star or any of its subsidiaries (such as a merger, reorganization, liquidation), (ii) any sale or transfer of a material amount of assets of Five Star or any of its subsidiaries, (iii) any material change in Five Star’s capitalization or dividend policy, (iv) any change in the present board of directors or management of Five Star or (v) any other material change in Five Star’s corporate structure or business.

5.   Certain Effects of the Offer and Merger

The consummation of the Offer and Merger will affect Five Star and its stockholders in a variety of ways. As a result of the Offer, National Patent’s direct and indirect interest in Five Star’s net book value and net earnings will increase to the extent of the number of Shares it acquires under the Offer. Following consummation of the Merger, National Patent’s interest in these items will increase to 100%, and National Patent will be entitled to all other benefits resulting from National Patent’s 100% ownership of Five Star, including all income generated by Five Star’s operations and any future increase in Five Star’s value. Similarly, National Patent will also bear all of the risk of losses generated by Five Star’s operations and any decrease in the value of Five Star after the Offer and Merger.

Upon consummation of the Merger, Five Star will become a wholly-owned subsidiary of National Patent. Thereafter, former stockholders will not have the opportunity to participate in the earnings and growth of Five Star, except indirectly if they are also a stockholder of National Patent, and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by Five Star’s operations or decline in the value of Five Star, except indirectly if they are also a stockholder of National Patent.

As a wholly-owned subsidiary of National Patent, Five Star will not have its Shares quoted on the OTC Bulletin Board. As soon as possible following the Merger, National Patent will terminate the registration of Five Star’s Shares under the Exchange Act, thereby reducing the amount of information about Five Star (including its financial statements) that must be publicly disclosed. Five Star’s financial results will be consolidated with those of National Patent, which will remain a public company quoted on the OTC Bulletin Board.

In connection with the Offer and Merger, Five Star and National Patent entered into letter agreements (which will terminate if the Merger is not consummated by December 31, 2008) with certain officers of National Patent and Five Star pursuant to which each such person will receive compensation for his outstanding options to purchase Shares or his Shares of restricted stock, as applicable, promptly following the completion of the Merger (or such earlier date as selected by Five Star). See “SPECIAL FACTORS — Section 8. The Tender Offer Agreement” and Schedule C (“Terms of Specific Agreements”) for more information regarding these letter agreements.

6.   Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors; Recommendation of Five Star’s Special Committee and Board of Directors

Retention of Burnham Securities Inc.

Burnham Securities Inc. (“Burnham”) acted as financial advisor to the Special Committee of the Board of Directors of Five Star in connection with the transaction and received a fee for its services, a substantial portion of which was contingent upon the rendering of the opinion (but not on the conclusions reached in the opinion). In the two years prior to the date hereof, Burnham has provided financial advisory services to the independent director of Five Star separate and apart from services rendered in connection with the Offer and Merger, and received a fee of $50,000 in connection with such services. Burnham may also seek to provide services to Five Star and National Patent in the future and would expect to receive fees for such services.

Pursuant to the terms of an engagement letter dated April 24, 2008, the Special Committee formally retained Burnham to render an opinion as to the fairness, from a financial point of view, to the stockholders of Five Star (other than National Patent and NPDV Acquisition Corp.) of the consideration to be received by Five Star stockholders in the Offer and Merger. The Special Committee retained Burnham based on Burnham’s qualifications, experience and expertise including Burnham’s experience in the valuation of businesses of Five Star’s size and their experience in providing independent financial opinions to special committees. Burnham is a nationally recognized firm. As part of Burnham’s investment banking activities, Burnham regularly engages in the valuation of businesses and their securities in connection with tender offers and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate financings and other purposes. Pursuant to Burnham’s engagement letter, Five Star agreed to pay Burnham a fee of $125,000 in respect of Burnham’s fairness opinion, payable $50,000 upon signing of the engagement letter and $75,000 if and when the opinion was rendered. Five Star also agreed to reimburse Burnham for out-of-pocket expenses and disbursements, including reasonable counsel fees. Such $125,000 fee has been paid to Burnham, and Five Star has agreed to pay Burnham an additional $7,500 for services rendered in connection with the Offer and Merger after the delivery of their opinion.

The engagement letter contains terms in which Five Star agrees to indemnify Burnham and each of its affiliates, officers, directors, employees, agents, counsel and controlling persons, against certain liabilities and expenses arising out of its engagement. Neither Five Star nor any person acting on its behalf currently intends to employ, retain or compensate any person to make solicitations or recommendations to stockholders on its behalf concerning the Offer.

Opinion of Burnham Securities Inc.

Based on and subject to the factors discussed below under Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors, Burnham rendered its opinion to Five Star’s Special Committee and Board of Directors that the consideration to be received in the Tender Offer and Merger by the stockholders of Five Star, other than National Patent and its subsidiaries, is fair from a financial point of view to such stockholders.

Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors

The Special Committee retained Burnham to act as its financial advisor and to render to the Special Committee and the Board of Directors of Five Star an opinion as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Five Star, other than National Patent and its subsidiaries, in the Offer and the Merger.

Burnham delivered to the Special Committee, on June 26, 2008, its opinion.

For purposes of the opinion, Burnham:

•	reviewed certain publicly available financial statements and other business and financial information of Five Star;

•	reviewed certain internal financial statements and other financial and operating data concerning Five Star;

•	reviewed certain financial projections prepared by management of Five Star (the “Five Star Projections”);

•	discussed the past and current operations and financial condition and the prospects of Five Star with senior executives of Five Star;

•	reviewed the limited trading in Five Star’s common stock and Five Star’s comparatively small market capitalization;

•	compared the market prices and trading history of Five Star’s common stock with those of certain other publicly-traded companies that Burnham deemed relevant (as reported by reliable information sources);

•	reviewed the financial terms and premiums paid, to the extent publicly available, of certain other transactions;

•	considered Five Star’s prospects if it were to remain independent (as well as the risks involved in achieving those prospects);

•	reviewed drafts of the Tender Offer Agreement as they became available; and

•	performed such other analyses and considered such other factors as we have deemed appropriate.

In delivering its opinion to the Special Committee and Five Star Board of Directors, Burnham prepared and delivered to the Special Committee and Five Star Board of Directors written materials containing various analyses and other information material to the opinion.

Historical Share Price Performance and Relevant Transaction

Burnham reviewed the trading history of the Shares. Burnham observed that the low and high trading prices of Five Star common stock in the 52 weeks prior to June 24, 2008 were $0.28 and $0.94, respectively and that the closing price on June 24, 2008 was $0.30.

Burnham also noted that in March 2008, Leslie Flegel resigned as director and Chairman of the Board of Five Star and as a director of National Patent. In connection with his resignation, Mr. Flegel entered into an agreement and release pursuant to which Mr. Flegel and members of his family sold 2,000,000 shares of Five Star common stock to National Patent at $0.60 per share. Concurrently, Mr. Flegel sold 200,000 shares of National Patent common stock (convertible into 1,200,000 shares of Five Star common stock) to National Patent at a price of $3.60 per share. At the time the agreement and release was negotiated, in the first ten days of March, Five Star common stock was trading at a high of $0.65 and a low of $0.50. The purchase price took into account the fact that the purchase of Mr. Flegel’s shares enabled National Patent to come closer to the number of shares permitting consolidation of Five Star’s results for tax purposes and that pursuant to the agreement and release Mr. Flegel agreed to keep information regarding National Patent and Five Star confidential and to a one-year non-compete agreement, and certain other restrictions.

Market Approach: Selected Public Companies Analysis

Burnham compared Five Star to selected public companies comparable to Five Star. Burnham considered the following market valuation parameters (or “multiples”): Enterprise Value to EBITDA, Enterprise Value to Revenue, Price to Net Income and Price to Book Value. Burnham generated a list of publicly traded companies that were potentially comparable to Five Star’s distribution operations of Abatix Corp., QEP Co. Inc., Interline Brands Inc. and Huttig Building Products Inc.

Burnham derived the following information for these companies from the latest twelve month financials and public market information, as available.

	Enterprise				Net	Book
($ in millions)	Value	EBITDA	Revenues	Price	Income	Value

Abatix Corp.	$14.4	$2.5	$68.9	$8.6	$1.0	$12.4
QEP Co. Inc.	49.6	11.1	217.5	19.0	2.2	21.2
Interline Brands Inc.	859.0	127.2	1,232.8	515.6	50.2	368.3
Huttig Building Products Inc.	88.7	−4.3	819.2	40.7	−14.6	81.5
Implied by the Proposed Transaction
Five Star	37.0	3.7	125.3	6.7	1.0	6.7

Burnham calculated the following relevant valuation multiples from the financial and market information above.

Valuation Multiples
	EV/	EV/	Price/	Price/
	EBITDA	Revenue	Net Income	Book Value

Abatix Corp.	5.7x	0.2x	8.7x	0.7x
QEP Co. Inc.	4.5x	0.2x	8.6x	0.9x
Interline Brands Inc.	6.8x	0.7x	10.3x	1.4x
Huttig Building Products Inc.	NM	0.1x	NM	0.5x
Implied by the Proposed Transaction
Five Star	10.0x	0.3x	7.1x	1.0x

Applying the above multiples to the relevant Five Star financials for the latest available twelve months, Burnham derived a range of estimated values per share of Five Star. A negative estimated value per share indicates that the enterprise value implied by the valuation multiple and the relevant Five Star financials would be insufficient to meet the Company’s debt obligations.

Estimated value per share of Five Star
	EV/	EV/	Price/	Price/
	EBITDA	Revenue	Net Income	Book Value

Abatix Corp.	−$ 0.55	−$ 0.24	$0.49	$0.28
QEP Co. Inc.	−0.82	−0.10	0.49	0.36
Interline Brands Inc.	−0.32	3.39	0.58	0.56
Huttig Building Products Inc.	NM	−0.99	NM	0.20
Implied by the Proposed Transaction
Five Star	0.40	0.40	0.40	0.40

Using the selected public companies analysis and information described, Burnham calculated an estimated enterprise valuation range of $13.6 million to $87.3 million for Five Star. The broad enterprise valuation range occurs because several of the comparable companies operate on a significantly larger scale than Five Star. Companies with a revenue and EBITDA size most comparable to Five Star trade at the lower end of the multiple ranges. In addition, the top end of the valuation range is attributable to the Enterprise Value / Revenue multiple which was skewed by one selected public company. Although Burnham did not exclude any multiples, the Enterprise Value / Revenue multiple does not take into account profitability relative to Five Star, which is more indicative of value than revenue. If this multiple were to be excluded, the estimated enterprise valuation range would be $16.5 million to $40.1 million. The enterprise value implied by the Proposed Transaction is $37.0 million.

Market Approach: Trading History

Burnham considered Five Star’s stock trading history for the last five years. Although shorter analyses of trading periods are sometimes utilized, Burnham selected a five-year period for its analysis because the shares of the Company trade infrequently and at a low average daily volume. Within that five-year period, excluding trading dates where National Patent filings indicated that they had made significant open market purchases of Five Star common stock, over 68% of Five Star’s share trading volume for the last five years has been on days where the closing price was at or below the Offer Price.

Between June 25, 2003 and June 24, 2008, Five Star’s common stock traded at between $0.09 and $0.91 per share, with the high achieved on November 5, 2007. Over this five year period, the average daily value of shares traded was less than $5,000, with no shares trading on 460 of the 1,258 potential trading dates (excluding dates where National Patent announced significant open market purchases).

Based on a range defined by the upper and lower quartiles (a range encompassing 50% of all trading volume in Five Star’s shares over the past five years), Burnham calculated an estimated enterprise valuation range of $34.1 million to $37.9 million. The enterprise value implied by the proposed transaction is $37.0 million.

Market Approach: Transaction Premium Analysis

Burnham reviewed transactions completed over the last 36 months where the tendering acquirer already owned a majority interest in the acquired public company.

For these four transactions considered by Burnham, in all instances the percentage of the companies acquired were significantly higher than in the Proposed Transaction.

Burnham derived the following information from the latest twelve month financials and public market information, as available, for these companies and transactions.

			Prior Stock Price		Tender Premium
Closing Date	Target	Tender Price	1 Day	1 Month	1 Day	1 Month
($ in millions, except per share prices and ratios)

3/19/2007	Crowley Maritime Corp.	$2,990.40	$1,970.00	$1,970.00	51.8%	51.8%
3/17/2006	William Lyon Homes	109.21	75.70	85.75	44.3%	27.4%
2/21/2006	Lafarge North America Inc.	85.50	82.35	58.33	3.8%	46.6%
12/13/2005	Virbac Corporation	5.75	3.67	3.85	56.7%	49.4%
Announced	Five Star	0.40	0.30	0.28	33.3%	42.9%

Burnham applied these tender premiums to the relevant Five Star prior stock prices to derive a range of estimated values per share of Five Star.

Estimated Value Per Share of Five Star
Closing Date	Target	1 Day	1 Month

3/19/2007	Crowley Maritime Corp.	$0.46	$0.43
3/17/2006	William Lyon Homes	0.43	0.36
2/21/2006	Lafarge North America Inc.	0.31	0.41
12/13/2005	Virbac Corporation	0.47	0.42
Announced	Five Star	0.40	0.40

Using the transaction premium analysis described, Burnham calculated an estimated enterprise valuation range of $35.5 million to $38.2 million. The enterprise value implied by the Proposed Transaction is $37.0 million.

Income Approach: Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis (“DCF”) utilizes the Five Star Projections regarding its future operations and the cash flows expected to be derived therefrom in order to determine its value. The Five Star Projections were provided to Burnham for fiscal years 2008 to 2012. The Five Star Projections were prepared by an employee of both Five Star and NPDC and because of this potential conflict Burnham has given them less weight when considering the estimated enterprise valuation range implied by this methodology when considering the fairness of the proposed transaction. Burnham accepted the Five Star Projections without independent verification. See Schedule E (“Five Star Projections”).

Burnham relied on the information available on the projected income statement and projected statement of cash flows provided in the Five Star Projections, as well as certain publicly available information, to calculate Free Cash Flow (“FCF”) to the Company, on a debt free basis.

A tabular representation of these calculations follows:

Unlevered Free Cash Flow Analysis & Projections—Neutral Discount Rate

(in thousands except for percentages) (1)	2008	2009	2010	2011	2012

Net Revenues	$126,475	$130,269	$134,177	$138,202	$142,348
% Change	2.2%	3.0%	3.0%	3.0%	3.0%
Operating Costs	$(122,021)	$(126,413)	$(127,887)	$(131,805)	$(135,842)
% Change	0.3%	3.6%	1.2%	3.1%	3.1%
% Net Revenues	96.5%	97.0%	95.3%	95.4%	95.4%
EBITDA	$4,454	$3,856	$6,290	$6,397	$6,506
% Change	20.9%	na	63.1%	1.7%	1.7%
% Net Revenues	3.5%	3.0%	4.7%	4.6%	4.6%
Less Depreciation	$(382)	$(582)	$(532)	$(632)	$(732)
% Net Revenues	0.3%	0.4%	0.4%	0.5%	0.5%

EBIT	$4,072	$3,274	$5,758	$5,765	$5,774
% Change	n/a	na	75.9%	0.1%	0.2%
% Net Revenues	3.2%	2.5%	4.3%	4.2%	4.1%
Taxes	$(1,873)	$(1,506)	$(2,649)	$(2,652)	$(2,656)
Unlevered After-Tax Income	$2,199	$1,768	$3,109	$3,113	$3,118
Plus Depreciation	$382	$582	$532	$632	$732
Less Capital Exp.	$(500)	$(500)	$(500)	$(500)	$(500)
Working Capital	$35,823	$36,897	$38,004	$39,144	$40,319
% of Sales	28.3%	28.3%	28.3%	28.3%	28.3%
Less Increase in W.C.	$327	$1,075	$1,107	$1,140	$1,174
% Net Revenues	(0.3)%	(0.8)%	(0.8)%	(0.8)%	(0.8)%

Free Cash Flow	$1,754	$775	$2,034	$2,105	$2,176
% Change	n/a	(55.8)%	162.4%	3.5%	3.4%

(1)	Assumes 2007 starts at Valuation Date, 2008 at first anniversary, 2009 at second anniversary, etc.

Burnham then applied discount rates of 12%, 14% and 16% to the Five Star Projections regarding its future operations and cash flows. Burnham assumed that each year’s free cash flows occurred, on average, at the mid-point of each year rather than at the end of each year. The 12% discount rate estimated an enterprise value of $21.5 million; $6.6 million from the projected period and $15 million from the terminal value (which does not total $21.5 million due to rounding). The 14% discount rate estimated an enterprise value of $17.6 million; $6.3 million from the projected period and $11.3 million from the terminal value. The 16% discount rate estimated an enterprise value of $14.9 million; $6.0 million from the projected period and $8.8 million from the terminal value (which does not total $14.9 million due to rounding). The 14% rate was calculated by blending Five Star’s cost of equity and after tax cost of debt at a sustainable long-term debt-to-equity ratio that was judgmentally selected by Burnham. Burnham calculated Five Star’s cost of equity by adding the 20 year treasury constant maturity rate published by the Board of Governors of the Federal Reserve System in their H.15 statistical release, the long-horizon expected equity risk premium (historical), the industry premium and the size premium published in 2008 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook. Burnham calculated the after tax cost of debt by adjusting the interest rate paid by the Company on its $2.8 million unsecured promissory note by the marginal tax rate. The discount rates of 12% and 16% were judgmentally selected by Burnham after considering, among other factors, the calculated 14% discount rate. Burnham is not in possession of, nor is it aware of, a credible source of, average discount rates for this industry.

Burnham then calculated a terminal value using the Growth model, which capitalizes terminal cash flows, and applied an appropriate discount rate. Based on this methodology, Burnham calculated an estimated enterprise valuation range of $14.9 million to $21.5 million. The estimated value per share of Five Star using the 12%, 14%, and 16% discount rates were ($0.52), ($0.76), and ($0.92), respectively. A negative estimated value per share indicates that the enterprise value implied by the discounted cash flow analysis would be insufficient to meet the Company’s debt obligations. The enterprise value implied by the proposed transaction is $37.0 million

Valuation Summary

Burnham used the selected analyses above and arrived at a range of implied equity valuations for Five Star. Burnham derived an estimated enterprise valuation range of $13.6 million to $87.3 million for Five Star. Based on its relatively small size in comparison to the comparative distribution businesses, Five Star would not be expected to command a multiple at the high end of the range for distributors because the larger publicly traded distribution businesses carry a more diversified line of products and serve a broader geography and customer base than Five Star does, reducing their reliance on any one vendor or customer to generate their growth or to meet their projections. Burnham attributed the top end of the valuation range to the Enterprise Value / Revenue multiple. The exclusion of this multiple generates a much narrower estimated enterprise valuation range of $14.9 million to $40.1 million. The enterprise value implied by the proposed transaction is $37.0 million.

Key Consideration

Burnham considered National Patent’s ownership level in Five Star’s outstanding stock (82.3% assuming the conversion of the Extended JL Note) and the fact that Five Star would not be able to undertake any significant strategic initiatives without the support of National Patent. In addition, the Five Star Projections are contingent in part upon the successful execution of its facilities relocation plan which it is unlikely to quickly accomplish without the financial support of National Patent. Burnham also considered pressure due to the slowdown in the housing market in the home improvement space.

In preparing the opinion, Burnham assumed and relied upon the accuracy and completeness of all of the financial and other information provided to, reviewed or analyzed by it in connection with the opinion without making, or assuming any responsibility for making, any independent verification of such information. With respect to the prospective financial information, Burnham assumed that such information had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Five Star’s management as to expected future financial performance, including, without limitation, the character, quantity or timing of any anticipated benefits of the proposed transaction. Burnham assumed no responsibility for and expressed no view as to such prospective financial information or the estimates and assumptions on which they are based. Burnham noted that Five Star and National Patent employ Mr. Ira Sobotko as Principal Financial Officer, Principal Accounting Officer, Senior VP of Finance, Secretary and Treasurer. Burnham relied upon the assurances of management of Five Star that it is unaware of any facts that would make the historical or prospective financial and other information, including estimates of anticipated benefits of the proposed transaction, provided to Burnham incomplete or misleading. In addition, Burnham has not made, or assumed any responsibility for making, any independent evaluation or appraisal of the assets, including any intellectual property or intangible assets, or liabilities of Five Star. Burnham’s opinion is necessarily based on economic, market and other conditions as they exist and as they can be evaluated as of the date of the opinion. Subsequent developments may affect, and may in the future affect, Burnham’s opinion.

Availability of Report of Burnham Securities Inc.

A copy of the opinion and report of Burnham will be made available for inspection and copying at Five Star’s principal executive offices during its regular business hours by any interested Five Star stockholder or representative who has been so designated in writing. A copy of the opinion and report of Burnham will be transmitted by Five Star to any interested Five Star stockholder or representative who has been so designated in writing upon written request and at the expense of the requesting Five Star stockholder.

Recommendation of Five Star’s Special Committee and Board of Directors

Five Star’s Special Committee, after careful consideration and consultation with the Special Committee’s financial and legal advisors, and based on the Special Committee’s consideration of the past and anticipated future business and financial results of Five Star, the advantage to Five Star operating as a wholly-owned, rather than a majority-owned, subsidiary of National Patent, and the Burnham fairness opinion, has determined that it is fair and in the best interests of the Company’s unaffiliated stockholders to enter into the Tender Offer Agreement and to consummate the Offer and the Merger.

In particular, the Special Committee noted that Five Star needed to implement a facilities relocation plan in the near future. The Special Committee believed that Five Star’s historical results and existing debt load, the recent downturn in Five Star’s business, and the tight credit environment would all make it difficult for Five Star to access the funds necessary to implement the plan if it continued as a majority-owned subsidiary of National Patent. The Special Committee believed that operating as a wholly-owned subsidiary of National Patent would give Five Star easier access to National Patent’s resources, would result in the conversion of the JL Extended Note, and would eliminate Five Star’s expense of operating as a separate public company, all of which would aid in implementing the plan.

In its determination of procedural fairness, the Special Committee noted the following factors: (i) the appointment by the Five Star Board of Directors of the Special Committee with an independent financial advisor and legal counsel, (ii) the Burnham opinion and report, (iii) the same consideration being paid in the Offer and Merger, (iv) the fiduciary out provision in the Tender Offer Agreement, (v) the availability of appraisal rights to Five Star stockholders voting against the Merger, and (vi) the obligation of National Patent to consummate the Merger is not conditioned on appraisal rights not being exercised with respect to more than a specified number of Shares. As noted above, the Special Committee did not believe that adding a “majority of the minority” approval provision in the Tender Offer Agreement would be in the best interests of the Five Star unaffiliated stockholders.

In addition, each of the Special Committee and the Five Star Board of Directors has based its fairness determination on the analysis of factors undertaken by Burnham, and expressly adopts Burnham’s analysis and discussion as its own. With respect to Burnham’s analysis and discussion, as set forth in Schedule B to this Offer to Purchase, two persons, other than National Patent and its subsidiaries, who may be deemed to be affiliates of Five Star are stockholders of Five Star. These two affiliated stockholders beneficially own in the aggregate 333,625 shares (other than shares beneficially owned pursuant to equity awards which are to be cancelled pursuant to letter agreements discussed in Schedule C (“Terms of Specific Agreements”)). Each of the Special Committee and the Five Star Board of Directors have reached their fairness determination as to unaffiliated security holders based on their respective conclusion that in light of the small number of such affiliated stockholders, the relatively small number of shares owned by such affiliated stockholders and the absence of any difference in the interests of such affiliated stockholders from those of unaffiliated stockholders, the difference between “the stockholders of Five Star (other than National Patent and its subsidiaries in their capacities as stockholders)” addressed by Burnham in its opinion and the “unaffiliated stockholders” considered by each of the Special Committee and the Five Star Board of Directors, is immaterial.

Further, each of the Special Committee and the Five Star Board of Directors has considered and adopted Burnham’s analysis and discussion with respect to book value, liquidation value and purchase prices paid in previous purchases. As discussed in more detail under the heading “Market Approach: Selected Public Companies Analysis” above, Burnham conducted an analysis of Five Star’s book value in comparison to selected public companies. Burnham’s analysis indicates that the value implied by the Offer Price is equal to Five Star’s book value as of March 31, 2008. Burnham’s analysis also indicates that the range of price to book value multiples for those selected public companies is 0.5 to 1.4, with three of the four companies trading at lower multiples than that implied by the Offer Price. Liquidation value was not considered due to the following factors:

•	Liquidation value is most applicable in cases where a business is generating and expected to generate losses or has assets that have greatly appreciated in value, and thus was determined to be irrelevant to the fairness determination with respect to Five Star.

•	Liquidation is an operating decision and there is no indication that, in the absence of the Offer, Five Star would be operated other than as a going concern.

•	The nature of a liquidation involves substantial risk that a complete sale of the company’s assets cannot be effected or be effected at any particular price, making an analysis contemplating liquidation unreliable.

As discussed in more detail under the heading “Historical Share Price Performance and Relevant Transaction” above and in the opinion and report of Burnham, the March 2008 transaction with S. Leslie Flegel was reviewed and considered and was determined not to be directly comparable to the Offer. Burnham also considered other publicly recorded market purchases under the heading “Market Approach: Trading History” above and in the opinion and report of Burnham. In that analysis, Burnham considered the value implied by the proposed transaction as compared to Five Star’s trading history, excluding trading dates where filings made by National Patent with the SEC indicated that National Patent had made significant purchases of Five Star common stock. With respect to purchases by National Patent, the Special Committee and the Five Star Board of Directors considered these transactions and determined that such purchases were not material to their respective determinations that the Offer and Merger are fair to, and in the best interests of, Five Star’s unaffiliated stockholders. In that regard, the Special Committee and the Five Star Board of Directors noted that such purchases were open market purchases, were made under significantly different market and macro-economic environments and did not reflect more recent performance and management matters, such as the resignation of Mr. Flegel. Based on those factors, each of the Special Committee and the Five Star Board of Directors determined that the Offer Price was fair despite the difference in price when compared to the purchases discussed above.

Five Star’s Board of Directors, after careful consideration and consultation with the Company’s financial and legal advisors, has unanimously (i) approved and declared advisable the Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (ii) determined that the terms of the Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Five Star and the stockholders of Five Star. Accordingly, the Board unanimously recommends that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer and, if necessary, approve the Tender Offer Agreement.

Reasons for the Recommendation

In evaluating the Tender Offer Agreement and the Offer and Merger contemplated by the Tender Offer Agreement, and in recommending that all public stockholders accept the Offer and approve and adopt the Tender Offer Agreement, Five Star’s Board of Directors consulted with its legal and financial advisors and considered a number of factors. In particular, the following considerations were discussed and evaluated:

•	The Special Committee has determined that it is fair and in the best interests of Five Star’s unaffiliated stockholders to enter into the Tender Offer Agreement and to consummate the Offer and the Merger.

•	The negotiated terms of the Tender Offer Agreement are reasonable and consistent with terms in similar transactions, including provisions relating to the timing of the Merger, the fact that the negotiated terms of the Tender Offer Agreement include provisions permitting the Five Star Board of Directors to consider superior proposals to the transactions and the fact that the negotiated terms of the Tender Offer Agreement provide for the same consideration for Shares whether tendered pursuant to the Offer or cashed out pursuant to the Merger.

•	The Board and the Special Committee has received an opinion from Burnham that the per Share price to be received by the stockholders is fair to unaffiliated stockholders from a financial point of view.

•	The presentation of Burnham regarding its analysis of various valuation reference ranges.

•	The benefits and detriments (including cost) to Five Star and its stockholders in connection with the continuation of Five Star as a public company.

•	The fact that the public stockholders would have no continuing equity interest in Five Star following the proposed transaction and therefore would not participate in any potential future growth or earnings or any potential future transaction that might occur at a later time if Five Star remained public.

•	The fact that the transaction would eliminate the risk to the public stockholders of any future decreases in the value of Five Star.

•	The capital costs and risks attendant to Five Star achieving its long range plans.

•	The relative size of Five Star as a public company and corresponding trading volume history and liquidity.

•	The assets, obligations, operations and earnings of Five Star and its subsidiaries taken as a whole and the prospects of Five Star based on its current and historical performance, management’s projections and uncertainties regarding the industry in which Five Star operates, each as they pertain to the implementation of Five Star’s facilities relocation plan and operational inefficiencies in operating as a separate public company.

•	The uncertainty of short-term and long-term economic conditions and political environment on Five Star and its products and services.

•	The Tender Offer Agreement contains a customary fiduciary out provision.

•	All of the terms and conditions of the Tender Offer Agreement taken as a whole.

•	Current and historical market prices of the common stock of Five Star.

•	The opportunity for the public stockholders to realize a substantial premium over the share prices immediately prior to the public announcement of the proposed transaction compared to the uncertainty of realizing an equivalent value in the future.

•	The procedural fairness of the proposed transaction including the ability of the Board to consider alternatives.

In determining the procedural fairness of the proposed transaction, Five Star’s Board of Directors considered the following factors: (i) the use of the Special Committee comprised solely of Five Star’s independent director, (ii) the retention by the Special Committee of Burnham to provide independent financial advice and deliver a fairness opinion to the Special Committee, (iii) the fact that the negotiated terms of the Tender Offer Agreement include provisions permitting the Five Star Board of Directors to consider superior proposals to the transactions and (iv) the fact that the negotiated terms of the Tender Offer Agreement provide for the same consideration for Shares whether tendered pursuant to the Offer or cashed out pursuant to the Merger. In light of these factors, Five Star’s Board of Directors determined that the Offer and Merger were fair from a procedural perspective.

7.      National Patent’s and NPDV Acquisition Corp.’s Position Regarding the Fairness of the Offer

National Patent and NPDV Acquisition Corp. believe that the Offer is both financially and procedurally fair to Five Star’s stockholders who are not affiliated with National Patent and NPDV Acquisition Corp. based on the following:

National Patent and NPDV Acquisition Corp. believe that the consideration to be received by Five Star’s unaffiliated stockholders pursuant to the Offer and the Merger is fair to and in the best interests of Five Star’s unaffiliated stockholders. National Patent and NPDV Acquisition Corp. base their belief on the following factors: (i) the determination of the Special Committee that each of the Offer and the Merger is fair to, and in the best interests of, Five Star’s unaffiliated stockholders, (ii) the fact that the Offer and the Merger and the other terms and conditions of the Tender Offer Agreement were the result of arm’s length, good faith negotiations between Five Star, the Special Committee and National Patent and their respective advisors, (iii) the factors referred to above as having been taken into account by the Special Committee and the Five Star Board, including that the Special Committee and Five Star received an opinion from Burnham that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the $0.40 per Share in cash to be received by the holders of Shares (other than National Patent and NPDV Acquisition Corp.) in the Offer and the Merger was fair from a financial point of view to such stockholders, and (iv) the trading market for the Shares is relatively illiquid and the Offer and the Merger provides Five Star’s stockholders with the opportunity to receive liquidity in the form of cash for their Shares at a premium to historical trading prices.

National Patent and NPDV Acquisition Corp. recognize, however, that there are also some detriments to Five Star’s stockholders that tender their Shares, including that such stockholders will no longer be able to participate in any future growth of Five Star and may incur a taxable gain from the sale of their Shares. See “THE TENDER OFFER—Section 12. Material U.S. Federal Income Tax Considerations”.

In view of the variety of factors considered in connection with their respective evaluations of the Offer and the Merger, neither National Patent nor NPDV Acquisition Corp. found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they each considered in reaching their conclusions as to fairness. National Patent and NPDV Acquisition Corp. each were of the view that the best measure of Five Star’s value would be based on the continued operation of Five Star as a going concern. Therefore, National Patent and NPDV Acquisition Corp. each believed that neither the book value nor the liquidation value of Five Star’s assets were meaningful measures of the fair value of the Shares, and no appraisal of liquidation value was sought for purposes of valuing the Shares.

The Board of Directors of Five Star, including its independent director, has approved the Offer and the Merger. This approval was based on the recommendation of the Special Committee which was comprised of Five Star’s independent director for the purposes of acting solely on behalf of Five Star’s unaffiliated stockholders for purposes of negotiating the terms of the Offer and Merger. The Offer and Merger were not structured to require the approval of a majority of unaffiliated stockholders.

With respect to the procedural fairness of the proposed transaction, National Patent and NPDV Acquisition Corp. considered the following factors: (i) the approval of the Special Committee, (ii) the fact that the Special Committee and Five Star Board of Directors received an opinion from Burnham regarding the fairness of the Offer and Merger from a financial point of view, (iii) the fact that the negotiated terms of the Tender Offer Agreement include provisions permitting the Five Star Board of Directors to consider superior proposals to the transactions and (iv) the fact that the negotiated terms of the Tender Offer Agreement provide for the same consideration for Shares whether tendered pursuant to the Offer or cashed out pursuant to the Merger. In light of these factors, National Patent and NPDV Acquisition Corp. determined that the Offer and Merger were fair from a procedural perspective. National Patent and NPDV Acquisition Corp. recognize that the Offer was not structured to require the approval of a majority of unaffiliated stockholders. Due to a substantial likelihood that a number of Five Star stockholders will not tender their Shares in response to the Offer given the relatively insignificant size and nature of the holdings of many of these stockholders, resulting in the potential for a significant number of untendered Shares, National Patent and NPDV Acquisition Corp. believe that requiring the approval of a majority of unaffiliated stockholders would unduly inhibit the consummation of the Offer and Merger as proposed.

The foregoing discussion of the information and factors considered and given weight by National Patent and NPDV Acquisition Corp. is not intended to be exhaustive but is believed to include all material factors considered by National Patent and NPDV Acquisition Corp. National Patent’s and NPDV Acquisition Corp.’s views as to the fairness of the Offer to the unaffiliated holders of Shares of Five Star are not meant, and should not be construed, as a recommendation to any holder as to whether such holder should tender its Shares.

8.     The Tender Offer Agreement

The following is a summary of material provisions of the Tender Offer Agreement among National Patent, NPDV Acquisition Corp. and Five Star. The summary is not a complete description and is qualified in its entirety by reference to the Tender Offer Agreement, which has been filed with the SEC as an exhibit to National Patent’s and NPDV Acquisition Corp.’s tender offer statement on Schedule TO. Capitalized terms not otherwise defined in the following shall have the meanings set forth in the Tender Offer Agreement.

The Tender Offer Agreement has been entered into by NPDV Acquisition Corp., National Patent and Five Star (collectively referred to as the “Parties”). Subject to the terms and conditions of the Tender Offer Agreement, the NPDV Acquisition Corp. agreed to (a) commence this Offer to Purchase and (b) following the consummation of the Offer, proceed with the Merger.

The Offer

Notwithstanding any other provision of the Offer, NPDV Acquisition Corp. will not be required to accept for payment or pay for, and may delay the acceptance for payment of or the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares if:

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will not have expired or been terminated prior to the expiration of the Offer; or

•	at any time on or after the date of the Tender Offer Agreement and prior to the expiration of the Offer, any of the following conditions will exist:

•	there will be any injunction, judgment, ruling, order, decree, action, proceeding or litigation instituted, issued, entered, commenced, pending or threatened by or before any state or federal governmental authority that would or that seeks or is reasonably likely to:

•	restrain, enjoin, prevent, prohibit or make illegal the acceptance for payment, payment for or purchase of some or all of the Shares by NPDV Acquisition Corp. or National Patent or the consummation of the Merger;

•	impose limitations on the ability of NPDV Acquisition Corp. or National Patent or any of their affiliates to effectively exercise full rights of ownership of the Shares,;

•	restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, National Patent’s, NPDV Acquisition Corp.’s or any of their affiliates’ ownership or operation of all or any portion of the businesses and assets of Five Star and its subsidiaries, taken as a whole;

•	compel National Patent, NPDV Acquisition Corp. or any of their affiliates to dispose of any Shares or compel National Patent, NPDV Acquisition Corp. or any of their affiliates to dispose of or hold separate any portion of the businesses or assets of Five Star and its subsidiaries, taken as a whole, or of National Patent and its subsidiaries, taken as a whole; or

•	impose damages on National Patent, Five Star or any of their respective subsidiaries;

•	if any law is enacted, issued, promulgated, amended or enforced by any state or federal governmental authority applicable to (A) National Patent, Five Star or any of their respective affiliates or (B) the Offer and the Merger that results, or that seeks or is reasonably likely to result, directly or indirectly, in any of the consequences referred to above;

•	(A) there will have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on Five Star or (B) (1) the representations and warranties of Five Star set forth in the Tender Offer Agreement that are qualified as to “materiality” or “Material Adverse Effect” will not be true and correct, or the representations and warranties of Five Star set forth in the Tender Offer Agreement that are not so qualified will not be true and correct in all material respects at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), or (2) Five Star will have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Tender Offer Agreement to be performed or complied with by it;

•	the Board of Directors of Five Star or the Special Committee thereof will have (A) withdrawn or modified, in a manner adverse to National Patent, its approval or recommendation of any of the transactions contemplated by the Tender Offer and Merger Agreement, including the Offer and the Merger or (B) recommended to the stockholders of Five Star a takeover proposal of an entity besides National Patent, NPDV Acquisition Corp. or any of their affiliates;

•	there will have occurred:

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•	any limitation or proposed limitation (whether or not mandatory) by any state or federal governmental authority that has a material adverse effect generally on the extension of credit by banks or other financial institutions;

•	the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or

•	in the case of any of the situations in the above clauses of this paragraph existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	the Tender Offer Agreement will have been terminated in accordance with its terms or the Offer will have been terminated with the consent of Five Star.

If, at the Expiration Time, any of the conditions to the Offer shall not have been satisfied or waived, NPDV Acquisition Corp. may extend the Offer following the date of commencement of the Offer, or following any extension of the Expiration Time; provided that such extension shall not exceed the lesser of five Business Days or such fewer number of days that NPDV Acquisition Corp. reasonably believes are necessary to cause the conditions to the Offer to be satisfied; provided further that in no event shall the Expiration Time be later than December 26, 2008.

If, at the Expiration Time, all conditions to the Offer have been satisfied or waived but the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with the shares owned by NPDV Acquisition Corp. prior to the Offer, constitutes less than 90% of the Shares then outstanding, NPDV Acquisition Corp. may, without the consent of Five Star, provide for a subsequent offering period for up to 20 Business Days after its acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer. In the event of subsequent offering period, NPDV Acquisition Corp. shall: (i) give notice of such subsequent offering period; and (ii) immediately accept for payment and promptly pay for all Shares validly tendered and not withdrawn as of such Expiration Time.

Five Star has caused certain of its officers and directors to execute and deliver letter agreements, substantially in the forms attached to the Tender Offer Agreement, pursuant to which such officers and directors have, among other things, agreed to (i) not exercise outstanding options to purchase Five Star common stock through Closing and (ii) relinquish all rights under existing equity award agreements with Five Star. As consideration for these agreements not to exercise, the cancellation of the outstanding options and the termination of the option agreements, and in consideration for past and future services rendered by and to be rendered by each such person to Five Star, such officers and directors will receive a purchase price promptly following the completion of the Merger. For similar consideration, Mr. Belknap has agreed to the cancellation of his unvested Shares which are subject to restrictions under his equity award agreement. Reference is made to the information set forth under “SPECIAL FACTORS – Section 8 The Tender Offer Agreement” and Schedule C (“Terms of Specific Agreements – Agreements With Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko Regarding Options; Agreement With John C. Belknap Regarding Unvested Restricted Stock”).

The Top-Up Option

Subject to the terms and conditions of the Tender Offer Agreement, Five Star granted National Patent and NPDV Acquisition Corp. an irrevocable option (the “Top-Up Option”) to purchase, for the Offer Price, a number of shares of Five Star common stock (the “Top-Up Option Shares”) that, when added to the number of Shares owned by National Patent and NPDV Acquisition Corp. immediately prior to the time of exercise of the Top-Up Option, constitutes one share of Five Star common stock more than 90% of the number of shares of Five Star common stock that will be outstanding immediately after the issuance of the Top-Up Option Shares up to a maximum of 6,157,423 Shares. The Top-Up Option may be exercised by National Patent or NPDV Acquisition Corp., in whole or in part, at any time not more than five business days after the expiration of the Offer; provided, however, that the obligation of Five Star to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) the number of Shares owned by National Patent and NPDV Acquisition Corp. immediately prior to the time of exercise of the Top-Up Option constitutes no less than 87.5% of the number of Shares outstanding immediately prior to the time of exercise of the Top-Up Option, (B) the conversion of the convertible Five Star Group, Inc. $2,800,000 unsecured note payable to JL Distributors, Inc. shall have occurred, (C) no provision of any applicable law and no judgment, injunction, order or decree of any state or federal governmental authority shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (D) the issuance of the Top-Up Option Shares will not cause Five Star to have more shares of Five Star common stock issued or reserved for issuance than are authorized by Five Star’s certificate of incorporation, and (E) NPDV Acquisition Corp. has accepted for payment all Shares validly tendered in the Offer and not withdrawn.

At closing of the purchase of the Top-Up Option Shares, National Patent or NPDV Acquisition Corp., as the case may be, shall pay Five Star an amount equal to the Offer Price multiplied by the number of Top-Up Option Shares (the “Top-Up Consideration”), and Five Star shall cause to be issued to National Patent or NPDV Acquisition Corp a certificate representing the Top-Up Option Shares.

The Merger

As promptly as practicable following the purchase of Shares pursuant to the Offer, if required by applicable law to consummate the Merger, Five Star will hold a special meeting of its stockholders for the purposes of considering and taking action upon the adoption of the Tender Offer Agreement, prepare and file with the SEC a preliminary proxy or information statement relating to the terms and conditions of the Merger set forth in the Tender Offer Agreement; and recommend to stockholders a vote or consent in favor of approval of the Merger and the terms and conditions of the Merger set forth in the Tender Offer Agreement. In addition, pursuant to the Tender Offer Agreement, National Patent has agreed to vote all its Shares in favor of such Merger, so if required, approval of the Merger by Five Star stockholders is assured.

Notwithstanding the foregoing, if NPDV Acquisition Corp. acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer, the exercise, if any, of the Top-Up Option, or otherwise, NPDV Acquisition Corp., National Patent and Five Star will cause the Merger to become effective, without a meeting of the stockholders of Five Star, in accordance with Section 253 of the DGCL.

Upon the effectiveness of the Merger, NPDV Acquisition Corp. will be merged with and into Five Star, and Five Star shall be the surviving corporation in the Merger (the “Surviving Corporation”). The respective obligations of the Parties to effect the Merger are be subject to the satisfaction or waiver of the following conditions:

•     All necessary waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended applicable to the Merger will have expired or been terminated;

•     No law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

•     NPDV Acquisition Corp. will have purchased all of the Shares tendered pursuant to the Offer; provided that this condition will be deemed satisfied with respect to NPDV Acquisition Corp. if NPDV Acquisition Corp. will have failed to purchase Shares tendered pursuant to the Offer in breach of its obligations under the Tender Offer Agreement.

Shares that are issued and outstanding immediately prior to the effective time of the Merger and which are held by a stockholder who did not vote in favor of the Merger (or consent in writing) and who properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (the “Dissenting Stockholders”) will not be converted into the right to receive the merger consideration (the “Dissenting Shares”). Instead, Dissenting Shares will be cancelled and will cease to exist, and the Dissenting Stockholder becomes entitled to payment of the fair value of such Dissenting Shares under the DGCL. Dissenting Shares for which a Dissenting Stockholder fails to perfect or effectively withdraws appraisal rights become exchangeable for the right to receive the merger consideration without any interest.

Representations and Warranties

The Tender Offer Agreement provides representations and warranties of Five Star to NPDV Acquisition Corp. and of NPDV Acquisition Corp. and National Patent, jointly and severally, to Five Star. The Five Star representations include without limitation representations regarding organization, standing and corporate power, capitalization, governmental approvals, legal proceedings, compliance with laws and tax matters. The NPDV Acquisition Corp. and National Patent representations include without limitation representations regarding organization, governmental approvals, financing, legal proceedings and material non-public information. The representations, warranties will terminate at the Effective Time or, upon the termination of the Tender Offer Agreement.

Additional Covenants and Agreements

The Tender Offer Agreement provides additional covenants and agreements of Five Star, with respect to the period from the date of this Agreement until the Effective Time relating to, among other things, the conduct of business, no solicitation by Five Star, indemnification and insurance, and fees and expenses.

The Termination

The Tender Offer Agreement may be terminated and the transactions contemplated by the Tender Offer Agreement, including the Offer and the Merger, abandoned at any time prior to the Effective Time:

•	by the mutual written consent of Five Star and National Patent

•	by either Five Star or National Patent

•     if any State or federal governmental authority shall have enacted, promulgated, issued, entered, amended or enforced (A) a law prohibiting the Offer or the Merger or making the Offer or the Merger illegal, or (B) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, enjoining, restraining, preventing or prohibiting the Offer or the Merger; provided, that the right to terminate this Tender Offer Agreement shall not be available to a party if the issuance of such injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under the Tender Offer Agreement;

•     if (A) the Offer shall have expired pursuant to its terms without any Shares being purchased therein, or if (B) no Shares shall have been purchased pursuant to the Offer on or before the December 26, 2008 provided, that the right to terminate the Tender Offer Agreement shall not be available to any party whose failure to perform any of its obligations under this Tender Offer Agreement resulted in the failure of NPDV Acquisition Corp. to purchase Shares in the Offer; or

•	by Five Star:

•     if Five Star enters into a definitive Acquisition Agreement providing for a Superior Proposal, provided that Five Star may only exercise this termination right prior to the Purchase Date; or

•     if (A) the representations and warranties of NPDV Acquisition Corp. set forth in the Tender Offer Agreement that are qualified as to materiality or material adverse effect shall not be true and correct, or the representations and warranties of NPDV Acquisition Corp. set forth in the Tender Offer Agreement that are not so qualified shall not be true and correct in all material respects, in each case, on and as of the date of the Tender Offer Agreement and on and as of the date of such determination as if made on such date (or, with respect to those representations and warranties that address matters only as of a particular date, on and as of such date), or (B) National Patent or NPDV Acquisition Corp. shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Tender Offer Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) cannot be cured or has not been cured by the later of (1) the next scheduled Expiration Time pursuant the Tender Offer Agreement, and (2) ten Business Days after National Patent receives notice of such inaccuracy, breach or failure; provided, however, that the Five Star may only exercise this termination right prior to the Purchase Date; or

•     if NPDV Acquisition Corp. fails to commence the Offer in violation of the Tender Offer Agreement.

As used in this section, “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any takeover proposal; “Purchase Date” means the first date on which NPDV Acquisition Corp. accepts for payment Shares tendered and not withdrawn pursuant to the Offer; and “Superior Proposal” means a bona fide written offer to acquire, directly or indirectly, all of the equity securities of Five Star or all or substantially all of the assets of Five Star and its subsidiaries on a consolidated basis, made by a third party, which is for consideration consisting of cash in an amount equal to or greater than 110% of the Offer Price; and which Five Star’s Board of Directors or Special Committee determines to be more favorable to Five Star’s stockholders from a financial point of view than the transactions contemplated by the Tender Offer Agreement, including the Offer and the Merger.

•	by National Patent:

•     if, due to a circumstance or occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy one or more of the conditions discussed in “THE TENDER OFFER—Section 9. Certain Conditions of the Offer,” NPDV Acquisition Corp. shall have failed to commence the Offer; provided, that National Patent may not terminate the Tender Offer Agreement under this provision if National Patent or NPDV Acquisition Corp. is in material breach of the Tender Offer Agreement;

•     if the Board of Directors of Five Star or the Special Committee thereof (A) shall have withdrawn or modified, in a manner adverse to National Patent, the Five Star Recommendation or its approval or recommendation of any of the transactions contemplated by the Tender Offer Agreement, including the Offer and the Merger or (B) shall have approved or recommended to the stockholders of Five Star a takeover proposal with an entity other than National Patent or NPDV Acquisition Corp.; provided, however, that National Patent may only exercise this termination right prior to the Purchase Date;

•     if (A) there shall have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on Five Star or (B)(x) the representations and warranties of Five Star set forth in the Tender Offer Agreement that are qualified as to materiality or material adverse effect shall not be true and correct, or the representations and warranties of Five Star set forth in the Tender Offer Agreement that are not so qualified shall not be true and correct in all material respects, in each case, on and as of the date of the Tender Offer Agreement and on and as of the date of such determination as if made on such date (or, with respect to those representations and warranties that address matters only as of a particular date, on and as of such date), or (y) Five Star shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Tender Offer Agreement to be performed or complied with by it (other than a breach or failure caused by National Patent), which inaccuracy, breach or failure (in each case under clauses (x) and (y)) cannot be cured or has not been cured by the later of (1) the next scheduled Expiration Time pursuant to the Tender Offer Agreement, and (2) ten Business Days after the Five Star receives notice of such inaccuracy, breach or failure; provided, however, that National Patent may only exercise this termination right prior to the Purchase Date.

As used in this section, “Five Star Recommendation” means the recommendation by the Board of Directors of Five Star that stockholders of Five Star accept the Offer, tender their Shares to NPDV Acquisition Corp. pursuant thereto and adopt the Tender Offer Agreement.

Except as provided in the Tender Offer Agreement or Offer to Purchase or as set forth on Schedule C hereto, none of National Patent, NPDV Acquisition Corp. or Five Star nor any of the persons listed in Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Five Star, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

INTRODUCTION

NPDV Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of National Patent, hereby offers to purchase all of the outstanding Shares of Five Star at a purchase price of $0.40 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by NPDV Acquisition Corp. pursuant to the Offer. NPDV Acquisition Corp. will pay all charges and expenses of Computershare Trust Company, N.A. (the “Depositary”), and National Patent and NPDV Acquisition Corp. will pay all charges and expenses of Mackenzie Partners, Inc. (the “Information Agent”).

We are making the Offer pursuant to a Tender Offer Agreement, dated as of June 26, 2008, by and among National Patent, NPDV Acquisition Corp. and Five Star. The Tender Offer Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions, NPDV Acquisition Corp. will be merged with and into Five Star, with Five Star continuing as the surviving corporation, wholly-owned by National Patent. Pursuant to the Tender Offer Agreement, at the Effective Time of the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares held by Five Star or NPDV Acquisition Corp., or their subsidiaries, all of which will be cancelled and retired and shall cease to exist, and other than any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger as described in “THE TENDER OFFER—Section 7. Merger and Appraisal Rights; ‘Going Private’ Rules”), will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer, without interest thereon and less any required withholding taxes. The Tender Offer Agreement is more fully described in “SPECIAL FACTORS—Section 8. The Tender Offer Agreement.”

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See “THE TENDER OFFER—Section 9. Certain Conditions of the Offer.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Purpose of the Offer; the Merger

The Offer is being made pursuant to the Tender Offer Agreement. The purpose of the Offer is to acquire for cash as many outstanding Shares as necessary for NPDV Acquisition Corp. to own at least 90% of the Shares as a first step in acquiring the entire equity interest in Five Star.

Pursuant to the Tender Offer Agreement, Five Star has granted to NPDV Acquisition Corp. and National Patent an irrevocable option to purchase, at a price per share equal to the highest price per share paid in the Offer, a number of Shares which shall not exceed 6,157,423, which when added to the number of Shares owned by NPDV Acquisition Corp. and National

Patent immediately prior to the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the Shares that will be outstanding immediately after issuance of the Top-Up Option Shares, subject to certain conditions. See “SPECIAL FACTORS—Section 8. The Tender Offer Agreement.”

Pursuant to the Tender Offer Agreement, as soon as practicable after the consummation of the Offer and the exercise, if any, of the Top-Up Option, provided that NPDV Acquisition Corp. then owns at least 90% of the outstanding Shares of Five Star capital stock, NPDV Acquisition Corp. will effect a merger with Five Star pursuant to the “short form” merger provisions of Section 253 of the DGCL without prior notice to, or any action by, any other stockholder or the board of directors of Five Star. Otherwise, Five Star will seek approval of the Tender Offer Agreement and the Merger at a special meeting of Five Star stockholders at which National Patent will vote all of its Shares in favor of the approval of the Tender Offer Agreement and Merger. Following the Merger, Five Star will be the surviving corporation, and the separate existence of NPDV Acquisition Corp. shall cease. The Merger will result in each then-outstanding Share (other than Shares held by Five Star or NPDV Acquisition Corp., or their subsidiaries, or Shares, if any, held by stockholders who are entitled to and who properly exercise dissenters’ rights under Delaware law) being converted into the right to receive the same amount of cash consideration paid in the Offer. See SPECIAL FACTORS—Section 4. Purpose of the Offer; Plans for Five Star;” “SPECIAL FACTORS—Section 8. The Tender Offer Agreement” and “THE TENDER OFFER—Section 7. Merger and Appraisal Rights; ‘Going Private’ Rules.”

BASED ON THE RECOMMENDATION OF A SPECIAL COMMITTEE CONSISTING OF THE INDEPENDENT DIRECTOR OF FIVE STAR (THE “SPECIAL COMMITTEE”), THE FIVE STAR BOARD OF DIRECTORS, AMONG OTHER THINGS, HAS UNANIMOUSLY (I) APPROVED AND DECLARED ADVISABLE THE TENDER OFFER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING THE OFFER AND THE MERGER, (II) DETERMINED THAT THE TERMS OF THE TENDER OFFER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF FIVE STAR AND THE UNAFFILIATED STOCKHOLDERS OF FIVE STAR AND (III) RECOMMENDED THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF NECESSARY, APPROVE THE TENDER OFFER AGREEMENT. See “SPECIAL FACTORS—Section 6. Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors; Recommendation of Five Star’s Special Committee and Board of Directors.”

THE TENDER OFFER

1.	Terms of the Offer

NPDV Acquisition Corp. is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Five Star. According to Five Star, as of July 18, 2008, there were 23,842,577 Shares outstanding of which 19,619,078 were owned by National Patent and NPDV Acquisition Corp. According to Five Star, as of July 18, 2008, there were options to purchase 975,000 Shares outstanding. In addition, as of such date there existed unvested rights to acquire 667,000 restricted Shares. Such options and rights to acquire restricted Shares are to be cancelled or terminated in accordance with the letter agreements discussed in Schedule C (“TERMS OF SPECIFIC AGREEMENTS - Agreements With Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko Regarding Options; Agreement With John C. Belknap Regarding Unvested Restricted Stock”).

The purchase price is $0.40 for each Share of Five Star common stock properly and timely tendered and not properly withdrawn, in cash, without interest thereon and less any required withholding taxes. If, on or before the Expiration Time, NPDV Acquisition Corp. increases the Offer Price being paid for Shares accepted for payment in the Offer, such increased Offer Price will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in Offer Price.

NPDV Acquisition Corp. expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Tender Offer Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in “THE TENDER OFFER—Section 9. Certain Conditions of the Offer.”

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), NPDV Acquisition Corp. will accept for payment and pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn as permitted under “THE TENDER OFFER—Section 4. Rights of Withdrawal.” The term “Expiration Time” means 12:00 midnight, New York City time, on August 26, 2008, unless NPDV Acquisition Corp., in accordance with the Tender Offer Agreement, extends the period during which the Offer is open, in which event the term “Expiration Time” means the latest time and date at which the Offer, as so extended, expires.

The Tender Offer Agreement provides that NPDV Acquisition Corp. shall (i) extend the Offer beyond the initial scheduled Expiration Time, which will be 20 Business Days following the date of commencement of the Offer, or any extension of the Expiration Time, if, at the scheduled Expiration Time, any of the conditions to NPDV Acquisition Corp.’s obligation to accept for payment and to pay for Shares tendered will not be satisfied or, to the extent permitted by the Tender Offer Agreement, waived, subject, however, to the parties’ respective rights to terminate the Tender Offer Agreement; and (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer. Each extension of the Offer pursuant to the Tender Offer Agreement will not exceed the lesser of five Business Days (or such longer period as Five Star and NPDV Acquisition Corp. may agree in writing in any particular instance) or such fewer number of days that NPDV Acquisition Corp. reasonably believes are necessary to cause the conditions of the Offer set forth in the Tender Offer Agreement to be satisfied.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the business day following the scheduled Expiration Time, stating the extended expiration date and the approximate number of Shares of Five Star common stock tendered to date. Without limiting the manner in which it may choose to make any public announcement, NPDV Acquisition Corp. currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

The Tender Offer Agreement further provides that, at the Expiration Date, if permitted pursuant thereto, NPDV Acquisition Corp. may provide for a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act of 1934, as amended (the “Exchange Act”), for up to 20 business days after NPDV Acquisition Corp.’s acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer. In the event of a subsequent offering period, NPDV Acquisition Corp. will give the required notice of such subsequent offering period and immediately accept for payment and promptly pay for all Shares validly tendered and not withdrawn as of such Expiration Time. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and NPDV Acquisition Corp. will immediately accept and promptly pay for any Shares tendered during the subsequent offering period. NPDV Acquisition Corp. does not currently intend to provide a subsequent offering period for the Offer, although it reserves the right to do so.

If NPDV Acquisition Corp. elects to provide or extend any subsequent offering period, a public announcement of such inclusion or extension will be made no later than 9:00 A.M., New York City time, on the business day following the scheduled Expiration Time, stating the extended expiration date and the approximate number of Shares of Five Star common stock tendered to date.

Holders of certificates for Shares of Five Star common stock who wish to tender their Shares should complete and sign the enclosed Letter of Transmittal and enclose all the documents required by it, including the certificates and any required signature guarantees, and mail or deliver them to the Depositary at the address listed on the back cover of this Offer to Purchase. Holders may also tender Shares by following the procedures for book-entry transfer of shares, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction on their behalf. If a broker holds the Shares in “street name,” the stockholder must instruct the broker to tender such Shares on his behalf. If a stockholder cannot comply with any of these procedures, he may be able to tender the Shares by using the guaranteed delivery procedures described in this Offer to Purchase. In any case, the Depositary must receive all required documents prior to Expiration Time, unless extended. See “THE TENDER OFFER—Section 3. Procedure for Tendering Shares.”

Shares that are tendered may be withdrawn at any time prior to the Expiration Time, unless extended. Such stockholder wishing to withdraw the Shares (or broker if the Shares are held in “street name”) must deliver a written notice of withdrawal to the Depositary at the address and telephone number listed on the back cover of this Offer to Purchase. The notice must include the name of the stockholder that tendered the Shares of Five Star common stock, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, See “THE TENDER OFFER—Section 4. Rights of Withdrawal.” There will be no withdrawal rights during any subsequent offering period.

If NPDV Acquisition Corp. extends the Offer, is delayed in its acceptance for payment of Shares, is delayed in its payment for Shares (whether before or after its acceptance for payment for Shares) or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to NPDV Acquisition Corp.’s rights under the Offer, the Depositary may retain tendered Shares on NPDV Acquisition Corp.’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under “THE TENDER OFFER—Section 4. Rights of Withdrawal.” However, NPDV Acquisition Corp.’s ability to delay the payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires NPDV Acquisition Corp. to pay the Offer Price offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

The sale or exchange of the Shares for cash under the Offer or the Merger will be a taxable transaction to a stockholder who is a United States person for U.S. federal income tax purposes and may also be taxable under applicable state, local and other tax laws. In general, a stockholder who is a United States person who sells the Shares pursuant to the Offer or receives cash in exchange for the Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered under the Offer or exchanged for cash under the Merger. This gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder.

Five Star has provided NPDV Acquisition Corp. with Five Star’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Five Star’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

NPDV Acquisition Corp. has agreed in the Tender Offer Agreement that, without the prior written consent of Five Star, it will not (i) decrease the price per Share payable in the Offer, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those set forth in the Tender Offer Agreement or (v) modify or amend any of the conditions to the Offer set forth in the Tender Offer Agreement or make other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or, except as provided in the Tender Offer

Agreement, extends the Expiration Time. See “THE TENDER OFFER—Section 9. Certain Conditions of the Offer.” Except as set forth above, and subject to the applicable rules and regulations of the SEC, NPDV Acquisition Corp. expressly reserves the right to waive any condition to the Offer, increase the price per Share payable in the Offer and/or modify the other terms of the Offer.

If NPDV Acquisition Corp. makes a material change in the terms of the Offer or the information concerning the Offer or if NPDV Acquisition Corp. waives a material condition of the Offer, it will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in the offer price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in the offer price or a change in the percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including the Offer conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), NPDV Acquisition Corp. will accept for payment, and will pay for, Shares validly tendered and not withdrawn promptly after the Expiration Time. If there is a subsequent offering period, all Shares tendered during the initial offering period will be immediately accepted for payment and promptly paid for following the expiration of the initial offering period and Shares tendered during a subsequent offering period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable SEC rules, NPDV Acquisition Corp. expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See “THE TENDER OFFER—Section 9. Certain Conditions of the Offer.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

For purposes of the Offer, NPDV Acquisition Corp. will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when NPDV Acquisition Corp. gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from NPDV Acquisition Corp. and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES

WILL INTEREST ON THE OFFER PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “THE TENDER OFFER—Section 3. Procedure for Tendering Shares,” such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) promptly following expiration or termination of the Offer.

NPDV Acquisition Corp. reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve NPDV Acquisition Corp. of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedure for Tendering Shares

Valid Tender

To tender Shares pursuant to the Offer, (a) a duly executed Letter of Transmittal (or a facsimile thereof), properly completed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent’s Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Time, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that NPDV Acquisition Corp. may enforce such agreement against the participant.

Book-Entry Delivery

The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer

Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. You may also tender your shares by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your broker holds your shares for you in “street name,” you must instruct your broker to tender your shares on your behalf.

DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1, 5 and 7 of the Letter of Transmittal.

Guaranteed Delivery

A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Time, may tender such Shares by following all of the procedures set forth below:

•	Such tender is made by or through an Eligible Institution;

•	A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by NPDV Acquisition Corp., is received by the Depositary, as provided below, prior to the Expiration Time;

•	The certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery (a “trading day” is any day on which the New York Stock Exchange is open for business); and

•	The Notice of Guaranteed Delivery is delivered by hand to the Depositary or is transmitted by facsimile transmission or mail to the Depositary and includes a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Other Requirements

Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a timely Book-Entry Confirmation with respect to such Shares into the Book-Entry Transfer Facility), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY NPDV ACQUISITION CORP., REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

Tender Constitutes an Agreement

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and NPDV Acquisition Corp. upon the terms and subject to the conditions of the Offer.

Appointment

By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints the officers and designees of NPDV Acquisition Corp. as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by NPDV Acquisition Corp. and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 24, 2008. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, NPDV Acquisition Corp. deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). NPDV Acquisition Corp.’s officers or designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of Five Star, by written consent in lieu of any such meeting or otherwise. NPDV Acquisition Corp. reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon NPDV Acquisition Corp.’s payment for such Shares, NPDV Acquisition Corp. must be able to exercise full voting rights with respect to such Shares.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by NPDV Acquisition Corp., in its sole discretion, which determination will be final and binding. NPDV Acquisition Corp. reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of NPDV Acquisition Corp.’s counsel, be unlawful. NPDV Acquisition Corp. also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of NPDV Acquisition Corp., the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. NPDV Acquisition Corp.’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

Backup Withholding

In order to avoid “backup withholding” of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30%. All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to NPDV Acquisition Corp. and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.	Rights of Withdrawal

Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the offering period and, unless accepted for payment by NPDV Acquisition Corp. pursuant to the Offer, may also be withdrawn at any time after September 21, 2008. There will be no withdrawal rights during any subsequent offering period for Shares tendered during the subsequent offering period.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in “THE TENDER OFFER—Section 3. Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by NPDV Acquisition Corp., in its sole discretion, which determination shall be final and binding. None of NPDV Acquisition Corp., the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in “THE TENDER OFFER—Section 3. Procedure for Tendering Shares” at any time prior to the Expiration Time.

If NPDV Acquisition Corp. extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to NPDV Acquisition Corp.’s rights under this Offer, the Depositary may, nevertheless, on behalf of NPDV Acquisition Corp., retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.	Price Range of Shares; Dividends

The Shares are quoted on OTC Bulletin Board under the symbol “FSPX.” The following table sets forth, for each quarter for the periods indicated, the high and low bid quotations for the Shares on the OTC Bulletin Board:

Year	Quarter	High	Low

2008	Second	$0.44	$0.28
	First	$0.71	$0.36

2007	Fourth	$0.91	$0.62
	Third	$0.88	$0.61
	Second	$0.80	$0.54
	First	$0.75	$0.31

2006	Fourth	$0.35	$0.17
	Third	$0.25	$0.16
	Second	$0.27	$0.15
	First	$0.22	$0.18

On June 25, 2008, the last full trading day prior to announcement of the Offer, the reported closing price of the Shares on the OTC Bulletin Board was $0.30 per Share. On July 18, 2008, the last full trading day prior to the commencement of the Offer for which information was available prior to the production of this Offer to Purchase, the reported closing price of the Shares on the OTC Bulletin Board was $0.33 per Share.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

Five Star did not declare or pay any cash dividends for the first two quarters of 2008 or in fiscal 2007 or 2006. To date, Five Star has never paid a dividend on the Shares. Pursuant to the Tender Offer Agreement, Five Star has agreed that it will not, without the prior written consent of National Patent, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Shares or otherwise make any payments to its stockholders in their capacity as such.

6.     Certain Information Regarding Five Star, National Patent and NPDV Acquisition Corp.

(a)	Certain Information Concerning Five Star

General

Five Star Products, Inc., a Delaware corporation, has its principal executive offices located at 10 East 40th Street, Suite 3110, New York, New York 10016; its phone number is (646) 742-1600. It is engaged in the wholesale distribution of home decorating, hardware and finishing products. It serves over 3,500 independent retail dealers in twelve states, making Five Star one of the largest distributors of its kind in the Northeast. Five Star also services the Mid-Atlantic States, as far south as North Carolina. Five Star operates two distribution centers, located in Newington, Connecticut and East Hanover, New Jersey. All operations are coordinated from Five Star’s New Jersey headquarters.

Concurrently with this Offer to Purchase, Five Star is filing with the SEC and distributing to holders of Shares of Five Star common stock a Schedule 14D-9 containing a statement of Five Star’s position with respect to the Offer. See also, “SPECIAL FACTORS – Section 6. Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors; Recommendation of Five Star’s Special Committee and Board of Directors” for a discussion of Five Star’s position with respect to the Offer.

To the extent known by National Patent, NPDV Acquisition Corp. or Five Star, the only executive officers, directors or affiliates who intend to tender Shares in the Offer are John C. Belknap and Ira J. Sobotko, each of whom intends to make such tender, and if necessary, vote such Shares in favor of the approval of the Tender Offer Agreement. Messrs. Belknap and Sobotko have each indicated that their respective reasons for tendering his Shares approximate those of National Patent and NPDV Acquisition Corp. discussed in “SPECIAL FACTORS—Section 7. National Patent’s and NPDV Acquisition Corp.’s Position Regarding the Fairness of the Offer.” To the extent known by National Patent, NPDV Acquisition Corp. or Five Star, no other executive officer, director or affiliate intends to tender Shares in the Offer as no such executive officer, director or affiliate has any equity interest in Five Star (other than the equity securities subject to the letter agreements discussed in Schedule C (“Terms of Specific Agreements”).

Five Star Financial Information

The financial statements included as Item 8 in Five Star’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”) and Item 1 in Five Star’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 are hereby incorporated herein by reference. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below under “Available Information Regarding Five Star”.

The following table sets forth summary consolidated financial data for Five Star as of and for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006.

This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in Five Star’s Annual Report on Form 10-K for the year ended December 31, 2007 and the unaudited consolidated financial statements and other financial information contained in Five Star’s Form 10-K as of and for the three months ended March 31, 2008. The financial statements included in Item 8 in Five Star’s Form 10-K as of and for the year ended December 31, 2007 and in Item 1 in Form 10-Q as of and for the three months ended March 31, 2008 are hereby incorporated herein by this reference.

	Three months ended		Year ended
	March 30,		December 31,
	2008	2007	2007	2006

Statement of Operations Data:
(in thousands)
Revenue	$31,469	$29,861	$123,713	$108,088
Cost of goods sold	26,293	25,133	102,246	90,877
Selling, general and administrative expenses	4,431	3,590	17,744	15,100
Charge related to resignation of Chairman of the Board	(1,096)
Net loss(income)	(707)	460	1,199	285

	March 31,		December 31,
	2008	2007	2007	2006

Balance Sheet Data:
(in thousands)
Current assets	$53,480	$44,611	$39,842	$33,439
Current liabilities (a)	44,961	40,720	31,514	29,777
Non-current liabilities (b)	2,800		2,800	6
Working capital	8,519	3,891	8,328	3,662
Total assets	54,448	46,600	41,090	34,497

Total stockholders’ equity	6,687	5,880	6,776	4,714

Weighted average shares outstanding- basic (in thousands)	16,513	15,063	15,944	14,396
Ratio of earnings to fixed charges (deficiency)	(707)	3.38	2.24	1.34

(a) Includes the $2,800,000 convertible note payable to National Patent at December 31, 2006 and March 31, 2007

(b) Includes the $2,800,000 convertible note payable to National Patent at March 31, 2008 and at December 31, 2007

	March 31,		December 31,
	2008	2007	2007	2006

Comparative per share data

Income (loss) per share from continuing operations:
Basic	$(.04)	$0.03	$0.08	$0.02
Diluted	$(.04)	$0.03	$0.07	$0.02

Income (loss) per share:
Basic	$(.04)	$0.03	$0.08	$0.02
Diluted	$(.04)	$0.03	$0.07	$0.02

Weighted average shares outstanding- basic (in thousands)	16,513	15,063	15,944	14,396
Book value per share	$0.40	$0.31	$0.42	$0.33

Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the number of shares of common stock outstanding at the respective balance sheet date. Ratio of earnings to fixed charges is not a term defined by generally accepted accounting principles. Five Star has calculated the ratio of earnings to fixed charges by dividing the sum of income before income taxes from continuing operations and interest expense, by interest expense. Five Star historically has not reported a ratio of earnings to fixed charges based on publicly available information.

Available Information Regarding Five Star

Five Star is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Five Star’s directors and officers, their remuneration, stock options granted to them, the principal holders of Five Star’s securities, any material interests of such persons in transactions with Five Star and other matters is required to be disclosed in proxy statements distributed to Five Star’s stockholders and filed with the SEC. This information is available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, DC 20549. Five Star’s SEC filings are also available to the public from commercial document retrieval services and at the Internet website that the SEC maintains at http://www.sec.gov.

Except as otherwise set forth herein, the information concerning Five Star contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although National Patent, NPDV Acquisition Corp. and the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, NPDV Acquisition Corp. and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Five Star to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to National Patent, NPDV Acquisition Corp. or the Information Agent.

(b)	Certain Information Concerning National Patent and NPDV Acquisition Corp.

National Patent Development Corporation, a Delaware corporation, has its principal executive offices at 10 East 40th Street, Suite 3110, New York, New York 10016; its phone number is (646) 742-1600. National Patent owns and operates a home improvement distribution business through Five Star and also owns certain other assets, including real estate.

NPDV Acquisition Corp., a Delaware corporation, was incorporated in May 2008 for the purpose of acquiring an equity interest in Five Star. NPDV Acquisition Corp. has not, and is not expected to, engage in any business other than in connection with its organization, the Offer, the Merger, the related financing and other transactions related to Five Star. All outstanding shares of the capital stock of NPDV Acquisition Corp. are wholly owned by National Patent. NPDV Acquisition Corp.’s principal executive offices are located at the same address as National Patent’s principal executive office listed above, and its telephone number at that address is the same telephone number as National Patent’s telephone number listed above.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of National Patent and NPDV Acquisition Corp. are set forth in Schedule A (“Information Concerning the Directors and Executive Officers of Five Star Products, Inc., National Patent Development Corporation and NPDV Acquisition Corp.”).

During the past five years, neither National Patent, NPDV Acquisition Corp., nor any of the persons listed in Schedule A to this Offer to Purchase, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

Except as set forth under “SPECIAL FACTORS” or in Schedule B hereto, neither National Patent, NPDV Acquisition Corp., nor any of the persons listed in Schedule A to this Offer to Purchase or any associate or majority-owned subsidiary of National Patent or NPDV Acquisition Corp. or any of the persons so listed beneficially owns or has any right to acquire any Shares, and except as set forth in Schedule C hereto, neither National Patent, NPDV Acquisition Corp., nor any of the persons or entities referred to in Schedule A hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as set forth in this Offer to Purchase or on Schedule C hereto, neither National Patent, NPDV Acquisition Corp., nor any of the persons listed in Schedule A to this Offer to

Purchase, has had any business relationship or transaction with Five Star or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase or on Schedule C hereto, there have been no contacts, negotiations or transactions between National Patent or any of its subsidiaries or any of the persons listed in Schedule A hereto, on the one hand, and Five Star or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Statements that National Patent and NPDV Acquisition Corp. may publish, including those included in this Offer to Purchase, that are not purely historical and that relate to the Offer, the Merger, National Patent, NPDV Acquisition Corp., Five Star or their businesses or proposals are “forward-looking statements.” These statements are based on National Patent management’s and NPDV Acquisition Corp. management’s current expectations and involve risks and uncertainties which include (i) whether the conditions to the Offer will be satisfied, (ii) following the consummation of the Offer and the Merger, whether National Patent will be able to successfully reintegrate Five Star operations, retain key employees and reduce costs, (iii) general economic factors and capital market conditions and (iv) general industry trends (including trends relating to Five Star’s products). National Patent and NPDV Acquisition Corp. wish to caution the reader that these factors, as well as other factors described in National Patent’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

Neither National Patent nor NPDV Acquisition Corp. has made any arrangements in connection with the Offer to provide holders of Shares access to its corporate files or to obtain counsel or appraisal services at its expense.

Available Information Regarding National Patent

Additional information concerning National Patent is set forth in National Patent’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended March 31, 2008, which reports may be obtained from the SEC. This information is available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, DC 20549. National Patent’s SEC filings are also available to the public from commercial document retrieval services and at the Internet website that the SEC maintains at http://www.sec.gov.

7.	Merger and Appraisal Rights; “Going Private” Rules

Merger

If NPDV Acquisition Corp. acquires at least 90% of the Shares of Five Star common stock then issued and outstanding pursuant to the Offer or the exercise, if any, of the Top-Up Option, or otherwise, NPDV Acquisition Corp. will consummate a “short-form” merger pursuant to Section 253 of the DGCL promptly following completion of the Offer. Section 253 of the DGCL provides that if NPDV Acquisition Corp. owns at least 90% of the outstanding Shares of Five Star stock, NPDV Acquisition Corp. may merge itself into Five Star by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of NPDV Acquisition Corp.’s board of directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid upon surrender of Shares not owned by NPDV Acquisition Corp.) and the date of its adoption. Under Section 253 of the DGCL, such a merger of Five Star with NPDV Acquisition Corp. would not require the approval or any other action on the part of the Board of Directors or the stockholders of Five Star. Therefore, if at least 90% of the outstanding Shares are acquired by NPDV Acquisition Corp. pursuant to the Offer or otherwise, NPDV Acquisition Corp. will be able, and intends, to effect the Merger without meeting or vote of Five Star’s stockholders or directors.

Alternatively, NPDV Acquisition Corp. will seek to effect a merger with Five Star pursuant to Section 251 of the DGCL. NPDV Acquisition Corp. presently has a sufficient number of votes to effect the stockholder approval of a merger pursuant to Section 251 of the DGCL, which approval could be effected by a vote at a meeting of stockholders or by written consent. In addition, pursuant to the Tender Offer Agreement, National Patent has agreed to vote all its Shares in favor of such Merger, so if required, approval of the Merger by Five Star stockholders would be assured.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH NPDV ACQUISITION CORP. MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

Appraisal Rights

Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has not tendered his Shares in the Offer and has neither voted in favor of the Merger nor consented thereto in writing and who properly demands an appraisal under Section 262 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid from the date of the Merger. Delaware law defines such fair value as the stockholder’s proportionate interest in the corporation as a going concern. In determining such fair value, the Court of Chancery may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earnings capacity.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal as provided the DGCL, the Shares of such stockholder will be converted into the cash consideration offered in the Merger. A stockholder may withdraw his or her demand for appraisal by delivery to Five Star (the surviving corporation) of a written withdrawal of his or her demand for an and an acceptance of the Merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Schedule D to this Offer to Purchase.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

“Going Private” Rules

Because NPDV Acquisition Corp., as a wholly-owned subsidiary of National Patent, is an affiliate of Five Star, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Five Star and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. NPDV Acquisition Corp. has provided such information in this Offer to Purchase.

8.	Source and Amount of Funds

We estimate that we will need approximately $2.3 million to purchase all of the Shares pursuant to the Offer and to consummate the Merger (which estimate includes payment in respect of the letter agreements described in Schedule C of this Offer to Purchase), plus related fees and expenses. In the event we exercise the Top-Up Option, we will need a maximum additional amount of approximately $2.5 million to purchase Shares pursuant to the Top-Up Option.

National Patent will provide NPDV Acquisition Corp. with sufficient funds to purchase all Shares properly tendered in the Offer and to provide funding for the Merger.

The Offer is not conditioned upon National Patent’s or NPDV Acquisition Corp.’s ability to finance the purchase of Shares pursuant to the Offer. National Patent expects to obtain the necessary funds from existing cash balances.

We do not think that NPDV’s financial condition is relevant to a decision by the holders of Shares whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	NPDV Acquisition Corp. (as purchaser of the Shares), through its parent company, National Patent, will have sufficient funds available to purchase all Shares successfully tendered in the Offer in light of National Patent’s financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•	if NPDV Acquisition Corp. consummates the Offer, any remaining Shares are expected to be acquired for the same cash price in the Merger.

9.	Certain Conditions of the Offer

Certain Conditions of the Offer

Notwithstanding any other provision of the Offer, NPDV Acquisition Corp. will not be required to accept for payment or pay for, and may delay the acceptance for payment of or the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares if:

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will not have expired or been terminated prior to the expiration of the Offer; or

•	at any time on or after the date of the Tender Offer Agreement and prior to the expiration of the Offer, any of the following conditions will exist:

•	there will be any injunction, judgment, ruling, order, decree, action, proceeding or litigation instituted, issued, entered, commenced, pending or threatened by or before any state or federal governmental authority that would or that seeks or is reasonably likely to:

•	restrain, enjoin, prevent, prohibit or make illegal the acceptance for payment, payment for or purchase of some or all of the Shares by NPDV Acquisition Corp. or National Patent or the consummation of the Merger;

•	impose limitations on the ability of NPDV Acquisition Corp. or National Patent or any of their affiliates to effectively exercise full rights of ownership of the Shares,;

•	restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, National Patent’s, NPDV Acquisition Corp.’s or any of their affiliates’ ownership or operation of all or any portion of the businesses and assets of Five Star and its subsidiaries, taken as a whole;

•	compel National Patent, NPDV Acquisition Corp. or any of their affiliates to dispose of any Shares or compel National Patent, NPDV Acquisition Corp. or any of their affiliates to dispose of or hold separate any portion of the businesses or assets of Five Star and its subsidiaries, taken as a whole, or of National Patent and its subsidiaries, taken as a whole; or

•	impose damages on National Patent, Five Star or any of their respective subsidiaries;

•	if any law is enacted, issued, promulgated, amended or enforced by any state or federal governmental authority applicable to (A) National Patent, Five Star or any of their respective affiliates or (B) the Offer and the Merger that results, or that seeks or is reasonably likely to result, directly or indirectly, in any of the consequences referred to above;

•	(A) there will have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on Five Star or (B) (1) the representations and warranties of Five Star set forth in the Tender Offer Agreement that are qualified as to “materiality” or “Material Adverse Effect” will not be true and correct, or the representations and warranties of Five Star set forth in the Tender Offer Agreement that are not so qualified will not be true and correct in all material respects at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), or (2) Five Star will have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Tender Offer Agreement to be performed or complied with by it;

•	the Board of Directors of Five Star or the Special Committee thereof will have (A) withdrawn or modified, in a manner adverse to National Patent, its approval or recommendation of any of the transactions contemplated by the Tender Offer and Merger Agreement, including the Offer and the Merger or (B) recommended to the stockholders of Five Star a takeover proposal of an entity besides National Patent, NPDV Acquisition Corp. or any of their affiliates;

•	there will have occurred:

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•	any limitation or proposed limitation (whether or not mandatory) by any state or federal governmental authority that has a material adverse effect generally on the extension of credit by banks or other financial institutions;

•	the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or

•	in the case of any of the situations in clauses (A) through (C) of this paragraph (v) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	the Tender Offer Agreement will have been terminated in accordance with its terms or the Offer will have been terminated with the consent of Five Star.

10.	Certain Legal Matters

Antitrust Compliance

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

National Patent and NPDV Acquisition Corp. currently own more than 50% of the outstanding voting securities of Five Star. See “THE TENDER OFFER—Section 7. Merger and Appraisal Rights; ’Going Private’ Rules.” Under HSR Act reporting regulations, this level of ownership means that National Patent and NPDV Acquisition Corp. are in “control” of Five Star for the purposes of such regulations. Based on the foregoing, National Patent and NPDV Acquisition Corp. believe no HSR Act filing is required in connection with the Offer and the Merger.

Section 203 of the Delaware General Corporation Law and Five Star’s Certificate of Incorporation

In general, Section 203 of the DGCL is an anti-takeover statute that prevents an “Interested Stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) of a Delaware corporation from engaging in a “Business Combination” (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder, unless: (i) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in such person becoming an Interested Stockholder; (ii) upon consummation of the transaction that resulted in such person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

A corporation may opt out of Section 203 in its Certificate of Incorporation. Five Star’s Certificate of Incorporation is silent with respect to Section 203. National Patent has been an Interested Stockholder for more than three years. The Board of Directors of Five Star approved the Tender Offer Agreement and the transactions contemplated thereby prior to the acquisition by NPDV Acquisition Corp. of National Patent’s Shares and the conversion by NPDV Acquisition Corp. of the Extended JL Note.

Agreements Concerning Five Star Securities

Schedule C contains a description of the material terms of agreements of National Patent with regard to Five Star securities.

11.	Fees and Expenses

NPDV Acquisition Corp. has retained Mackenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and in person, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and NPDV Acquisition Corp. will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

NPDV Acquisition Corp. will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by NPDV Acquisition Corp. for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The following is an estimate of the fees and expenses to be incurred by NPDV Acquisition Corp. and National Patent other than the costs to acquire the Shares and the cost of payments in respect of the letter agreements described in Schedule C of this Offer to Purchase, which is currently estimated to be $1.9 million:

Filing Fees	$1,000
Financial Advisors’ Fees and Expenses	—
Legal Fees and Expenses	350,000
Accounting Fees and Expenses	50,000
Information Agent Fees and Expenses	25,000
Depositary Fees and Expenses	25,000
Printing and Mailing Costs	100,000
Miscellaneous	25,000

Total	$576,000

Five Star has not paid, and will not be responsible to pay, any or all of the above fees and expenses. In addition, Five Star has incurred its own fees and expenses in connection with the Offer, including with respect to establishing the Special Committee and retaining legal and financial advisors on the Special Committee’s behalf to consider the Tender Offer Agreement.

The following is an estimate of the fees and expenses incurred by Five Star:

Financial Advisors’ Fees and Expenses (1)	$132,500
Legal Fees and Expenses	100,000
Special Committee	50,000
Miscellaneous	5,000

Total	$287,500

(1) See “SPECIAL FACTORS—Section 6. Report of Burnham Securities Inc. to Five Star’s Special Committee and Board of Directors; Recommendation of Five Star’s Special Committee and Board of Directors.”

National Patent, NPDV Acquisition Corp. and Five Star have not made any provisions in connection with this Offer for Five Star stockholders to access their files or for National Patent, NPDV Acquisition Corp. and Five Star to provide counsel or legal advice to Five Star’s stockholders at National Patent’s, NPDV Acquisition Corp.’s or Five Star’s expense. For discussion of appraisal rights, See “THE TENDER OFFER—Section 7. Merger and Appraisal Rights; ’Going Private’ Rules” and Schedule D (“Section 262 of the Delaware General Corporation Law”).

12.	Material U.S. Federal Income Tax Considerations.

The following summarizes the material U.S. federal income tax consequences of the Offer and the Merger to holders of the Shares that are U.S. Holders (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that hold their Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not apply to persons who hold their Shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary does not address all of the tax consequences of the Offer or the Merger that may be relevant to a U.S. Holder (as defined below) of the Shares. It also does not address any of the tax consequences of the Offer or the Merger to holders of the Shares that are Non-U.S. Holders (as defined below), or to holders that may be subject to special tax treatment, such as financial institutions, banks, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, this summary does not address: the U.S. federal income tax consequences of the Offer or the Merger to stockholders, partners or beneficiaries of an entity that is a holder of the Shares; the U.S. federal estate, gift or alternative minimum tax consequences of the Offer or the Merger; persons who hold the Shares in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not/he U.S. dollar; any state, local or foreign tax consequences of the Offer or the Merger; any holder whose status changes from a U.S. Holder to a Non-U.S. Holder or vice versa; or any persons that own (actually or constructively, giving effect to the ownership attribution rules of the Internal Revenue Code) shares of National Patent Development Corporation common stock.

Each holder of Shares should consult its own tax advisor regarding the tax consequences of the Offer and the Merger, including such holder’s status as a U.S. Holder or a Non-U.S. Holder, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

A “U.S. Holder” means a beneficial owner of the Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source; or (iv) a trust if (1) such trust validly elects to be treated as a U.S. person, or (2) (a) a court within the United States is able to exercise primary supervision over administration of the trust, and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. Partners of partnerships holding the Shares should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer and the Merger.

A “Non-U.S. Holder” means a beneficial owner of the Shares that is not a U.S. Holder. We urge holders of the Shares that are Non-U.S. Holders to consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger, including potential application of U.S. withholding taxes and possible eligibility for benefits under applicable income tax treaties.

Sale or Exchange of the Shares.

The sale or exchange of the Shares for cash under the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes and may also be taxable under applicable state, local and other tax laws. In general, a U.S. Holder who sells the Shares pursuant to the Offer or receives cash in exchange for the Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered under the Offer or exchanged for cash under the Merger. This gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder.

U.S. Holders of the Shares that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, non-corporate U.S. Holders generally will be taxed on net capital gains at a maximum tax rate of 15% with respect to those Shares held for more than one year at the effective time of the Offer or the Merger, and 35% with respect to those Shares held for one year or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of ordinary income per year.

Backup Withholding Tax and Information Reporting.

Payment of proceeds with respect to the sale or exchange of the Shares pursuant to the Offer or the Merger may be subject to information reporting and U.S. federal backup withholding tax at the applicable rate (currently 28%) if the U.S. Holder or Non-U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. These requirements are set forth in the Letter of Transmittal and should be carefully reviewed by each holder of the Shares. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a refund or a credit against such U.S. Holder’s or Non-U.S. Holder’s U.S. federal income tax liability; provided, however, that the required information is timely furnished to the IRS.

Withholding in Connection with Stock Options or Restricted Stock.

In general, any income recognized as ordinary income by an employee of Five Star in connection with the cancellation of stock options and/or the exchange of restricted Shares will be subject to withholding for applicable income and employment taxes. Five Star is required to withhold from any cash payment an amount necessary to satisfy any such taxes required to be withheld or deducted. No such withholding is required with respect to the exchange of restricted Shares held by persons who are not Five Star employees.

13.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. NPDV Acquisition Corp. may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

NPDV Acquisition Corp. is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

National Patent and NPDV Acquisition Corp. have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC’s Statement on Schedule 13E-3 relating to “going private” transactions. Such Statements, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in “THE

TENDER OFFER—Section 6. Certain Information Regarding Five Star, National Patent and NPDV Acquisition Corp.”

No person has been authorized to give any information or make any representation on behalf of National Patent, NPDV Acquisition Corp. not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

NPDV ACQUISITION CORP.

August 18, 2008

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF
FIVE STAR PRODUCTS, INC.,
NATIONAL PATENT DEVELOPMENT CORPORATION AND
NPDV ACQUISITION CORP.

Each of the following tables set forth below lists the name and current position of each director and executive officer of (i) Five Star, (ii) National Patent and (iii) NPDV Acquisition Corp. A description of each such persons’ current principal occupation or employment, and material occupations, positions, offices or employment for the past five years is listed below the tables (in alphabetical order) under the heading “Business and Background of Five Star’s, National Patent’s and NPDV Acquisition Corp.’s Directors and Executive Officers”.

Unless otherwise indicated, the current business address and telephone number of each director and executive officer of National Patent and NPDV Acquisition Corp. is c/o National Patent Development Corporation, 10 East 40th Street, Suite 3110, New York, New York 10016, (646) 742-1600. Unless otherwise indicated, the current business address and telephone number of each director and executive officer of Five Star is c/o Five Star Products, Inc., 10 East 40th Street, Suite 3110, New York, New York 10016, (646) 742-1600. Each person listed below is a citizen of the United States.

Directors and Executive Officers of Five Star

Name	Current Position with Five Star

John C. Belknap	President, Chief Executive Officer and Chairman and director since March 2007.
Harvey P. Eisen	Director since November 2007.
Bruce Sherman	Executive Vice President and director since 2002.
Carll Tucker	Director since August 2007. Mr. Tucker also served as a director from 2002 until March 2007.
Ira J. Sobotko	Senior Vice President, Finance, Secretary and Treasurer and principal financial officer since July 2007.

Directors and Executive Officers of National Patent Development Corporation

Name	Current Position with National Patent

John C. Belknap	Vice President since March 2007 and director since October 2006.
Harvey P. Eisen	Chairman of the Board of Directors and Chief Executive Officer since June 2007, President since July 2007 and director since 2004.
Talton R. Embry	Director since 2004.
Scott N. Greenberg	Director since 2004.
Lawrence G. Schafran	Director since 2006.
Ira J. Sobotko	Vice President, Chief Financial Officer, Secretary and Treasurer of National Patent since June 2008 and is its principal financial officer and principal accounting officer.

Directors and Executive Officers of NPDV Acquisition Corp.

Name	Current Position with NPDV Acquisition Corp.

John C. Belknap	President and director since May 2008.
Ira J. Sobotko	Secretary and Treasurer since May 2008.

Business and Background of
Five Star’s, National Patent’s and NPDV Acquisition Corp.’s
Directors and Executive Officers
(listed in alphabetical order)

Name and
Business
Address (if	Principal Occupation and
applicable)	Five-Year Employment History

John C. Belknap	Mr. Belknap has served as a Vice President of National Patent since March 2007, an employee of National Patent since December 2006, a director of National Patent since October 2006, as President, Chief Executive Officer and a director of Five Star since March 2007, and as Chairman of Five Star since April 2008. He has been President and a director of NPDV Acquisition Corp. since May 2008. Prior to joining National Patent and Five Star, Mr. Belknap was engaged in certain entrepreneurial activities and served as an independent consultant to various private companies from 2000 until October 2006. From 1997 to 1999, Mr. Belknap was Executive Vice President and Chief Financial Officer of Richfood Holdings, Inc. a Fortune 500 integrated food wholesaler and retailer. From 1995 to 1997, he was Chief Financial Officer for OfficeMax, Inc. During the period from 1974 to 1995, he was Chief Financial Officer for several other major retailers.
Harvey P. Eisen	Mr. Eisen has served as Chairman of the Board and Chief Executive Officer of National Patent since June 2007 and also served as its President since July 2007. He has been a director of National Patent since 2004 and a director of Five Star since November 2007. He has served as Chairman and Managing Member of Bedford Oak Advisors, LLC, an investment partnership, since 1998. Prior thereto, Mr. Eisen served as Senior Vice President of Travelers, Inc. and of Primerica, each a financial services company, prior to its merger with Travelers in 1993. Mr. Eisen has over 30 years of asset management experience, is often consulted by the national media for his views on all phases of the investment marketplace, and is frequently quoted in The Wall Street Journal, The New York Times, PensionWorld, U.S. News & World Report, Financial World and Business Week, among other publications. Mr. Eisen also has appeared and currently appears regularly on such television programs and networks as Wall Street Week, CNN and CNBC. Mr. Eisen is a trustee of the University of Missouri Business School, where he established the first accredited course on the Warren Buffet Principles of Investing. Mr. Eisen has also been a director of GP Strategies Corporation since 2002 and Chairman of the Board since April 2005. For many years, he was a trustee of Rippowam Cisqua School in Bedford, New York and the Northern Westchester Hospital.

Talton R. Embry 410 Park Avenue 14th Floor New York, NY 10022	Mr. Embry has been a director of National Patent since 2004. He has been Chairman of Magten Asset Management Corp., an investment company, since 1978. Mr. Embry is a director of Winthrop Realty Trust, a NYSE-listed real estate investment trust. He was formerly co-chairman and a director of Revco Drug Stores (now CVS Corp.), a retailer. He has been a director of Anacomp, a document-management outsource provider, BDK Holdings, a manufacturer of home textiles, Capsure Holdings (now CNA Surety), a surety bond underwriter, Combined Broadcasting, an owner of television stations, Salant, a manufacturer of men’s fashions, Texscan, a manufacturer of cable-TV equipment, Thermadyne, a manufacturer of welding equipment and supplies, Varco International (now National Oilwell Varco Inc), a manufacturer of oil and gas drilling equipment, and Westpoint Stevens, a manufacturer of sheets and towels.
Scott N. Greenberg 6095 Marshalee Drive Suite 300 Elkridge, MD 21075	Mr. Greenberg has been a director of National Patent since 2004. Mr. Greenberg was Chief Financial Officer of National Patent from 2004 to July 2007. Mr. Greenberg has been the Chief Executive Officer of GP Strategies Corporation (GPS) since April 2005 and a director since 1987. From 2001 until February of 2006 he was President of GPS, Chief Financial Officer from 2001 until 2005, Executive Vice President and Chief Financial Officer from 1998 to 2001, Vice President and Chief Financial Officer from 1989 to 1998, and Vice President, Finance from 1985 to 1989. He has been a director of GSE Systems, Inc. from 1999 to June 2008 and was a director of Five Star from 1998 to 2003 and a director of Valera Pharmaceuticals, Inc. until January 2005.
Lawrence G. Schafran 730 Fifth Avenue Suite 1002 New York, NY 10019	Mr. Schafran has served as a director of National Patent since 2006. He has been a Managing Partner of Providence Recovery Partners, LLC, an activist hedge fund, since 2004 and a Managing Director of Providence Capital, Inc., an investment and advisory firm, since 2003. Mr. Schafran serves as chairman of the audit committees of PubliCARD, Inc., a developer of Smart Card, and Tarragon Realty Investors, Inc., national home builders. Mr. Schafran has been a director of Glasstech, Inc., manufacturers of furnaces for automotive glass products, since 2002. Mr. Schafran also served as a trustee, chairman, interim chief executive officer and president and as co-liquidating trustee (from 1999 through 2003) of Banyan Strategic Realty Trust, an equity REIT traded on the NASDAQ National Market. He is a director and the audit committee chairman of each of SulphCo, Inc., a developer of a process to desulpherize heavy crudes, RemoteMDx, Inc., a manufacturer and distributor of a GPS-based, two-way communications bracelet/anklet worn by parolees, probationers and bailees, and Eletro Energy, Inc., a firm engaged in the research and development of battery technologies. It developed and patented bipolar cell and battery designs utilizing NiMH chemistry, as well as expanding development to include Li-ion chemistries.
Bruce Sherman	Mr. Sherman has served as the Executive Vice President and as a director of Five Star since 2002. Mr. Sherman has served as Chief Executive Officer of Five Star Group, Inc., Five Star’s wholly owned subsidiary since October 2006 and as a director of Five Star Group since 1999. Mr. Sherman has held various positions with Five Star Group since he began working there in 1993, serving as Executive Vice President, Sales from 2002 until October 2006 and as Vice President of Sales from 1993 until 2002.

Ira J. Sobotko	Mr. Sobotko has served as Vice President, Chief Financial Officer, Secretary and Treasurer of National Patent since June 2008 and served as Vice President, Finance, Secretary and Treasurer of National Patent from July 2007 to July 2008 and is its principal financial officer and principal accounting officer. Mr. Sobotko has been Secretary and Treasurer of NPDV Acquisition Corp. since May 2008. Mr. Sobotko has served as Senior Vice President, Finance, Secretary and Treasurer of Five Star and its principal financial officer since July 2007. From April 2007 to July 2007, Mr. Sobotko served as Vice President, Finance of National Patent. From September 2005 through March 2007, Mr. Sobotko served as a financial consultant to various publicly traded companies, including National Patent and Five Star and emerging technologies companies. From January 2004 through May 2005, Mr. Sobotko served as Vice President and Chief Financial Officer of Campusfood.com, a web-based network of restaurants for students and local communities. From August 2000 to January 2004, Mr. Sobotko served as Executive Vice President, Finance at Arrowsight, Inc., a web-based application service provider where Mr. Sobotko has also served as a director since November 2001.
Carll Tucker	Mr. Tucker has served as a director of Five Star since August 2007 and also from 2002 until March 2007. In 1986, he founded Trader Publications, which published The Patent Trader newspaper and various local magazines and programs for cultural institutions in New York and Connecticut. Mr. Tucker was President of Trader Publications until 1999, when it was sold to the Gannett Corporation. Mr. Tucker was a weekly columnist in The Patent Trader for seventeen years. Prior to that, he was a regular columnist for Saturday Review magazine and The Village Voice in New York City. Mr. Tucker served as a director of the Bank of New York and trustee of Caramoor Center for Music and the Arts. He was a trustee of Northern Westchester Hospital Center and its Chairman of the Board from 1999 through 2001. He is currently Founding Chairman of Northern Westchester Hospital Foundation and a director of the Milbank Memorial Fund. He is the author of The Bear Went Over the Mountain, which was published in March 2008.

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Some of Five Star’s, National Patent’s and NPDV Acquisition Corp.’s current directors and executive officers own equity securities of Five Star. The following tables and footnotes set forth the beneficial ownership, as of July 22, 2008, of the equity interests in Five Star common stock held by each such person who by each person named on Schedule A hereto. There were 23,842,577 shares of Five Star common stock issued and outstanding on July 22, 2008.

Security Ownership by National Patent and NPDV Acquisition Corp.
Directors and Executive Officers

	Amount and Nature of Beneficial
Name	Ownership	Percent of Class
Harvey P. Eisen	0	*

John C. Belknap	333,000	1.40%

Talton R. Embry	0	*

Scott N. Greenberg	0	*

Lawrence G. Schafran	0	*

Ira J. Sobotko	42,250 (1)	*

Directors and executive officers as a group (6 persons)	375,250	1.57%

*	The number of shares owned is less than one percent of the outstanding shares.

(1)	41,625 of the shares of Five Star common stock reflected above for Mr. Sobotko are covered by options exercisable within 60 days of July 22, 2008, all of which are currently exercisable.

Security Ownership by Five Star
Directors and Executive Officers

	Amount and Nature of Beneficial
Name	Ownership	Percent of Class
Harvey P. Eisen	0	*

John C. Belknap	333,000	1.40%

Ira J. Sobotko	42,250 (1)	*

Bruce Sherman	133,200 (2)	*

Carll Tucker	0	*

Directors and executive officers as a group (5 persons)	508,450	2.12%

*	The number of shares owned is less than one percent of the outstanding shares.

(1)	41,625 of the shares of Five Star common stock reflected above for Mr. Sobotko are covered by options exercisable within 60 days of July 22, 2008, all of which are currently exercisable.

(2)	Represents options to purchase 133,200 shares of Five Star common stock, all of which are currently exercisable.

B-1

The following table sets forth the number of shares of common stock beneficially owned as of July 22, 2008 by each person who is known by Five Star to own beneficially more than five percent of Five Star’s outstanding common stock other than executive officers or directors of Five Star.

Principal Stockholders

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership	Percent of Class
NPDV Acquisition Corp.	19,619,078	82.29%

B-2

SCHEDULE C

TERMS OF SPECIFIC AGREEMENTS

National Patent has entered into the following agreements with Five Star or with Five Star’s directors or executive officers. The following summary of certain provisions of these agreements is qualified in its entirety by reference to these agreements themselves, which are filed as exhibits hereto and hereby incorporated by reference.

Services to Five Star

Since 2004, National Patent has provided legal, tax, public and investor relations, insurance and employee benefit administration services to Five Star pursuant to a management services agreement for fees which were $40,000 per month from April 2007 to December 31, 2007, which included $17,000 and $11,000 per month for the services of John C. Belknap and Ira J. Sobotko, respectively. The fee for the three months ended March 31, 2008 was $40,000 per month. In addition, Five Star reimbursed National Patent for $16,666 per month for Jerome Feldman’s services to Five Star through May of 2007. The management services agreement is automatically renewable for successive one-year terms unless one of the parties notifies the other in writing at least six months prior to the end of any renewal thereof. National Patent and Five Star agree annually, in writing, to a management fee and adjust such figure during the year if necessary. The management services agreement was renewed for 2008.

Fees incurred under the management services agreement totaled $527,000 and $370,000 for the years ended December 31, 2007 and 2006, respectively. The largest aggregate amount of principal outstanding and due during fiscal 2007 was $166,000, all of which has been paid by Five Star. At December 31, 2007 and 2006, the amounts due to National Patent under the management services agreement were $108,000 and $58,000, respectively.

In addition, National Patent incurred certain expenses on behalf of Five Star, primarily involving insurance, legal and other professional expenses. Five Star reimbursed National Patent for such expenses, which amounted to approximately $561,000 and $208,000 for the years ended December 31, 2007 and the three months ended March 31, 2008, respectively.

Loan to Five Star

Five Star’s wholly-owned subsidiary, Five Star Group, Inc. (“Five Star Group”) issued a $5,000,000 unsecured note (the “JL Note”) payable to JL Distributors, a wholly-owned subsidiary of National Patent, on September 30, 1998 as part of the consideration for the sale of assets by JL Distributors to Five Star. The initial due date of the JL Note was September 30, 2003 and the interest rate was 8%. On August 2, 2002 the JL Note was reduced to $4.5 million in consideration for the issuance to JL Distributors of 2,272,727 Shares and the substitution as payor of the JL Note from Five Star Group to Five Star. From June 2003 through July 2003 Five Star made payments on the JL Note which reduced the principal to $3.5 million and on October 8, 2003 Five Star issued 2,000,000 Shares to JL Distributors and the JL Note was further reduced to $3 million. On December 3, 2003 Five Star made a principal repayment to reduce the note to $2.8 million. The JL Note was reissued on

December 14, 2003 and again on March 31, 2004 bearing an interest rate of 8%, payable quarterly, and matured on June 30, 2005. On June 30, 2005, National Patent and Five Star agreed to extend the JL Note for a one-year term maturing on June 30, 2006 through the issuance by Five Star to JL Distributors of a new promissory note on substantially the same terms as the original JL Note (the “Extended JL Note”). In consideration to National Patent for the Extended JL Note, Five Star paid National Patent a fee of $28,000, representing one percent of the JL Note’s outstanding balance. In addition, the interest rate on the Extended JL Note was increased to 9%. On July 28, 2006, Five Star and National Patent agreed to extend the Extended JL Note for a one-year term maturing on June 30, 2007. In consideration to National Patent for the extension of the Extended JL Note, Five Star paid National Patent a fee of one percent of the Extended JL Note’s outstanding balance, or $28,000, during July 2006. The interest rate on the Extended JL Note remained at 9%.

On March 2, 2007, Five Star and JL Distributors amended the Extended JL Note (i) to extend the maturity date from June 30, 2007 to June 30, 2009, (ii) to add a conversion feature such that the holder of the Extended JL Note, at its option, may convert the principal of the Extended JL Note, and any accrued interest, into shares of Five Star’s common stock at a fixed conversion price of $0.40 per share, and (iii) to modify the Extended JL Note to eliminate Five Star’s right to prepay the Extended JL Note prior to maturity. Five Star also granted JL Distributors certain registration rights with respect to the shares of Five Star’s common stock issuable upon exercise of the Extended JL Note pursuant to a Registration Rights Agreement, dated as of March 2, 2007, between Five Star and JL Distributors.

On June 27, 2008, Five Star Group entered into a Restated and Amended Loan and Security Agreement (the “Amended Loan Agreement”), with Bank of America, N.A. (“Bank of America”) extending the maturity date of its existing Loan and Security Agreement, dated as of June 20, 2003, entered into by Five Star Group and Bank of America (through its predecessor Fleet Capital Corporation), as amended (the “2003 Loan Agreement”), to June 30, 2011. In connection with the Amended Loan Agreement, Five Star entered into an Agreement of Subordination and Assignment (the “Amended Subordination Agreement”), dated as of June 27, 2008, with JL Distributors, Five Star Group and Bank of America. Under the Amended Subordination Agreement, JL Distributors agrees to subordinate to Bank of America’s prior right to repayment under the 2003 Loan Agreement and the Amended Loan Agreement any rights and claims that JL Distributors has against Five Star Group and any right to repayment of certain indebtedness owed to JL Distributors by Five Star Products, however JL Distributors can transfer the Extended JL Note to NPDV Acquisition Corp. and the Extended JL Note can be converted to Shares at which time the Subordination Agreement has no further effect on said Shares.

On July 16, 2008 the Extended JL Note was transferred from JL Distributors to NPDV Acquisition Corp., pursuant to which NPDV Acquisition Corp. became the payee under the Extended JL Note; and on July 21, 2008 the Extended JL Note was converted by NPDV Acquisition Corp. into 7,000,000 shares of Five Star common stock.

Tax Sharing Agreement

Upon the conversion of the Extended JL Note, National Patent increased its ownership to 82.29% of Five Star’s common stock. As a result, Five Star would become, for federal tax purposes, part of the affiliated group of which National Patent is the common parent. As a member of such affiliated group, Five Star would be included in National Patent’s consolidated federal income tax returns, Five Star’s income or loss would be included as part of the income or loss of the affiliated group and any of Five Star’s income so included might be offset by the consolidated net operating losses, if any, of the affiliated group. Five Star entered into a tax sharing agreement with GP Strategies, dated as of February 1, 2004, that was assigned to National Patent when it was spun off from GP Strategies pursuant to which (in the event Five Star became a member of the affiliated group) Five Star would make tax sharing payments to National Patent equal to 80% of the amount of taxes Five Star would have paid if Five Star had filed separate consolidated tax returns, but did not pay as a result of being included in National Patent’s affiliated group.

Agreement with Harvey P. Eisen

From and after June 1, 2007, Harvey P. Eisen, who at such time served, and who currently serves, as a director of National Patent, and is currently a director of Five Star, commenced serving in the additional positions as Chairman of the Board, President and Chief Executive Officer of National Patent. Effective upon the commencement of his service as Chairman of the Board, President and Chief Executive Officer of National Patent, Mr. Eisen received an annual salary of $100,000 from National Patent.

On March 1, 2007, in connection with its decision to appoint Mr. Eisen to the executive positions described above, the National Patent Board of Directors granted to Mr. Eisen options to purchase an aggregate of 2,500,000 shares of National Patent common stock, pursuant to National Patent’s 2003 Incentive Stock Plan (the “2003 Plan”), at an exercise price equal to $2.45 per share, which was the average of the closing bid and asked prices of National Patent common stock on March 1, 2007. The options vest in three equal annual installments, the first of which vested on March 1, 2008. Upon the occurrence of a change in control of National Patent (as defined in the contract relating to the aforesaid options), all unvested options also will become fully vested.

Agreement with John C. Belknap

Mr. Belknap, who serves as a Vice President and director of National Patent and as the Chief Executive Officer, President and Chairman and as a director of Five Star, receives a salary of $300,000 from National Patent, $155,000 of which was reimbursed to National Patent by Five Star in 2007 based on the amount of time Mr. Belknap spends working for Five Star. In addition, Mr. Belknap was granted options to purchase an aggregate of 400,000 shares of National Patent common stock pursuant to National Patent’s 2003 Incentive Stock Plan at an exercise price equal to $2.45 per share, which was the average of the closing bid and asked prices of National Patent common stock on March 1, 2007. One third of the options vested on December 1, 2007 and the remaining options vest in two additional annual installments, commencing on December 1, 2008. Upon the occurrence of a change in control of National Patent (as defined in the contract relating to the aforesaid options), all unvested options will become fully vested.

In addition, pursuant to a Restricted Stock Agreement, dated as of March 2, 2007, between Five Star and Mr. Belknap (the “Restricted Stock Agreement”), Mr. Belknap was granted 1,000,000 restricted shares of Five Star common stock. 333,000 of the restricted shares vested on March 31, 2008 based upon the attainment by Five Star of adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), as defined in the Restricted Stock Agreement, of $5.0 million for the year ending December 31, 2007. Contingent upon Mr. Belknap’s continued employment with Five Star or National Patent:

•	333,000 of the restricted shares will vest if Five Star achieves adjusted EBITDA of $7.5 million for the year ending December 31, 2008;

•	334,000 of the shares will vest if Five Star achieves adjusted EBITDA of $11.25 million for the year ending December 31, 2009; and

•	to the extent that adjusted EBITDA equals or exceeds $23.75 million for the three-year period ending December 31, 2009, any previously unvested shares will vest.

Under the Restricted Stock Agreement, upon the occurrence of a change in control of Five Star or National Patent (as defined in the Restricted Stock Agreement), all unvested shares would have become fully vested. Five Star also had granted Mr. Belknap certain demand and piggy-back registration rights which were to begin March 2, 2010 pursuant to a registration rights agreement between Mr. Belknap and Five Star.

However, on June 26, 2008, in connection with the Tender Offer and Merger, Five Star and National Patent also entered into a letter agreement with John C. Belknap pursuant to which the Restricted Stock Agreement will be cancelled with respect to the unvested shares of restricted stock granted thereunder and, in consideration for the cancellation of the Restricted Stock Agreement with respect to these unvested shares, and in consideration for past and future services rendered by and to be rendered by Mr. Belknap to Five Star, Mr. Belknap will receive a purchase price of $120,034 promptly following completion of the Merger (or such earlier date as selected by Five Star). Upon payment of the purchase price, the Restricted Stock Agreement will terminate, except to the extent the Restricted Stock Agreement relates to 333,000 vested shares granted thereunder. This letter agreement will terminate if the Merger is not consummated by December 31, 2008. See also “Agreements With Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko Regarding Options; Agreement With John C. Belknap Regarding Unvested Restricted Stock” in this Schedule C.

Agreement with Ira J. Sobotko

Mr. Sobotko receives an annual salary of $200,000 from National Patent, of which $103,000 was reimbursed by Five Star to National Patent in 2007, based on the amount of time Mr. Sobotko spent working for Five Star.

Pursuant to the terms and conditions of the Stock Option Agreement, dated July 30, 2007, between National Patent and Mr. Sobotko (the “Sobotko NPDC Stock Option Agreement”), Mr. Sobotko was granted options to purchase 100,000 shares of National Patent common stock at an exercise price equal to $2.68 per share, the average of the closing bid and asked prices of National Patent common stock on July 30, 2007, under

National Patent’s 2003 Incentive Stock Plan. Contingent upon Mr. Sobotko’s continued employment with National Patent:

•	Options to purchase 33,333 shares of National Patent common stock will vest and become exercisable on July 30, 2008;

•	Options to purchase 33,333 shares of National Patent common stock will vest and become exercisable on July 30, 2009; and

•	Contingent upon Mr. Sobotko’s continued employment with National Patent, options to purchase 33,334 shares of National Patent common stock will vest and become exercisable on July 30, 2010.

Upon the occurrence of a change in control of National Patent (as defined in the Sobotko NPDC Stock Option Agreement), all unvested shares would become fully vested and exercisable.

In addition, pursuant to the terms and conditions of the Stock Option Agreement, dated July 17, 2007, between Five Star and Mr. Sobotko (the “Sobotko Stock Option Agreement”), Mr. Sobotko, who serves as Senior Vice President, Finance, Secretary and Treasurer of Five Star and as Vice President, Chief Financial Officer, Secretary and Treasurer of National Patent, was granted options to purchase 125,000 shares of Five Star common stock at an exercise price equal to $0.78 per share, the average of the closing bid and asked prices of Five Star common stock on July 17, 2007, under Five Star’s 2007 Incentive Stock Plan, vesting as follows:

•	Options to purchase 41,625 shares of Five Star common stock vested and became exercisable upon Five Star’s achievement of adjusted EBITDA (as defined in the Sobotko Stock Option Agreement) of at least $5.0 million for the year ending December 31, 2007;

•	Contingent upon Mr. Sobotko’s continued employment with Five Star, options to purchase 41,625 shares of Five Star common stock will vest and become exercisable if Five Star achieves adjusted EBITDA of at least $7.5 million for the year ending December 31, 2008; and

•	Options to purchase 41,750 shares of Five Star common stock will vest and become exercisable if Five Star achieves adjusted EBITDA of at least $11.25 million for the year ending December 31, 2009.

To the extent that adjusted EBITDA equals or exceeds $23.75 million for the three-year period ending December 31, 2009, any previously unvested shares would vest and become exercisable. Notwithstanding any contrary provision of the stock option agreement, if Mr. Sobotko is employed by Five Star as of December 31, 2008 or December 31, 2009, Mr. Sobotko would be entitled to the vesting of his options for that fiscal year, regardless of whether his employment terminates prior to the formal determination of vesting (i.e., the adjusted EBITDA calculations) for such fiscal year. Upon the occurrence of a change in control (as defined in the Sobotko Stock Option Agreement) of Five Star or National Patent, all unvested shares also would vest and become fully vested and exercisable.

However, on June 26, 2008, in connection with the Tender Offer and Merger, Five Star and National Patent entered into a letter agreement with Mr. Sobotko to cause the unvested outstanding stock options previously granted to him under the Sobotko Stock Option Agreement to vest. Pursuant to the term of the letter agreements, following such vesting and upon payment of the purchase price, as described below, Mr. Sobotko has agreed not to exercise any option that he holds, each such option will be cancelled, and the stock option agreements will be terminated. As consideration for this agreement not to exercise, the cancellation of the outstanding options and the termination of the option agreements, and in consideration for past and future services rendered by and to be rendered by Mr. Sobotko to Five Star, he will receive a purchase price promptly following the completion of the Merger (or such earlier date as selected by Five Star) of $4,375. This letter agreement will terminate if the Merger is not consummated by December 31, 2008. See also “Agreements With Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko Regarding Options; Agreement With John C. Belknap Regarding Unvested Restricted Stock” in this Schedule C.

Agreements with S. Leslie Flegel

On March 2, 2007, in connection with his appointment as Chairman of Five Star, S. Leslie Flegel entered into a three-year agreement with Five Star ending on March 1, 2010 (the “Flegel Agreement”). Under the Flegel Agreement, Mr. Flegel was to receive an annual fee of $100,000 and be reimbursed (i) for all travel expenses incurred in connection with his performance of services to Five Star and (ii) beginning in November 2007, for up to $125,000 per year of the cost of maintaining an office. In addition, pursuant to the Flegel Agreement, Mr. Flegel was issued 2,000,000 shares of Five Star common stock, all of which were fully vested and not subject to forfeiture.

Also on March 2, 2007, Mr. Flegel entered into an agreement with National Patent pursuant to which he purchased from National Patent 200,000 shares of its common stock at a price of $2.40 per share, or $480,000 in the aggregate. This agreement provided Mr. Flegel with the right to exchange any or all of the 200,000 shares of National Patent common stock into Five Star common stock held by National Patent at the rate of six shares of Five Star common stock for each share of National Patent common stock.

On March 25, 2008, Mr. Flegel, National Patent and Five Star entered into an Agreement and Release under which (1) Mr. Flegel resigned as an officer and director of Five Star and as a director of National Patent and his right to all future payments under the Flegel Agreement was terminated; (2) National Patent purchased 1,689,336 Shares from Mr. Flegel and 301,664 Shares from his family for $0.60 per Share; (3) National Patent repurchased the 200,000 shares of common stock of National Patent for $3.60 per share (which equates to $0.60 per Share of Five Star had Mr. Flegel exercised his right to convert these shares of National Patent’s common stock into Shares of Five Star); (4) Mr. Flegel, on one hand, and National Patent and Five Star, on the other hand, gave each other full releases from any further claims or causes of action; (5) Mr. Flegel has agreed not to compete with National Patent or Five Star or solicit their employees for a period of one year; and (6) each of the agreements entered into between Mr. Flegel, Five Star and National Patent on March 2, 2007 in connection with Mr. Flegel’s election as a director and Chairman of Five Star and as director of National Patent, including the Flegel Agreement and the purchase agreement discussed above as well as registration rights agreements with National Patent and Five Star, were immediately terminated.

Agreements With Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko Regarding Options; Agreement With John C. Belknap Regarding Unvested Restricted Stock

On June 26, 2008, in connection with the Tender Offer and Merger, Five Star and National Patent entered into letter agreements with Bruce Sherman, Ronald Kampner, Charles Dawson, Joseph Leven and Ira Sobotko regarding outstanding stock options previously granted under Five Star’s 2007 Incentive Stock Plan and pursuant to stock option agreements with each such person, pursuant to which, in consideration for the agreement of each of these persons not to exercise any option that he holds, the cancellation of the outstanding options and the termination of the option agreements, and in consideration for past and future services rendered by and to be rendered by each such person to Five Star, each of those persons will receive the payment of a purchase price promptly following the completion of the Merger (or such earlier date as selected by Five Star). The following list sets forth the number of options held by each person, the exercise price of these options and the purchase price to be received by each person (subject to reduction for withholding taxes), respectively: Sherman, 400,000 options, $0.38 per share, $32,000; Kampner, 200,000 options, $0.75 per share, $6,000; Dawson, 125,000 options, $0.38 per share, $10,000; Leven, 125,000 options, $0.38 per share, $10,000; Sobotko, 125,000 options, $0.78 per share, $4,375. These letter agreements will terminate if the Merger is not consummated by December 31, 2008.

On June 26, 2008, in connection with the Tender Offer and Merger, Five Star and National Patent also entered into a letter agreement with John C. Belknap pursuant to which a Restricted Stock Agreement entered into between Five Star and Mr. Belknap, dated March 2, 2007, will be cancelled with respect to 667,000 unvested shares of restricted stock granted thereunder. In consideration for the cancellation of the Restricted Stock Agreement with respect to these unvested shares, and in consideration for past and future services rendered by and to be rendered by Mr. Belknap to Five Star, Mr. Belknap will receive a purchase price of $120,034 (subject to reduction for withholding taxes) promptly following completion of the Merger (or such earlier date as selected by Five Star). Upon payment of the purchase price, the Restricted Stock Agreement will terminate, except to the extent the Restricted Stock Agreement relates to 333,000 vested shares granted thereunder. The 333,000 vested shares held by Mr. Belknap had a value of $123,210 based on the closing price of Five Star common stock of $0.37 per share on August 4, 2008. This letter agreement will terminate if the Merger is not consummated by December 31, 2008.

In accordance with the non-exclusive safe-harbor set forth under Rule 14d-10(d)(2), the terms of each letter agreement were separately considered and approved by the independent directors of National Patent (via its compensation committee) and Five Star (via the Special Committee). As discussed above, the letter agreements were entered into in consideration for past services performed and future services to be performed (and matters incidental thereto) and were not calculated based on the number of securities tendered or to be tendered into the Offer by the officers of Five Star. The value of the consideration paid pursuant to the letter agreements discussed above was determined using the following methodologies: With respect to the stock option agreements, a current value was determined based upon a Black Scholes calculation and discounted by 50% for vesting risk. The use of the Black Scholes valuation model for the stock options is consistent with the valuation model used in Five Star’s financial statements. With respect to the restricted stock agreement, the current value of the 667,000 shares of unvested and unissued restricted stock was calculated based upon the present value of such unvested and unissued restricted stock, discounted by 50% for vesting risk.

Purchases by National Patent of Shares During the Past Two Years

In the two years ended December 31, 2007, and the three-month period ended March 31, 2008, National Patent and NPDV Acquisition Corp. engaged in transactions regarding the Shares:

•	On January 16, 2007, National Patent purchased 305,137 Shares for $0.35 per Share;

•	On January 4, 2008, National Patent purchased 835,000 Shares for $0.62 per Share;

•	On February 11, 2008, National Patent purchased 345,524 Shares for $0.68 per Share; and

•	On March 25, 2008, National Patent purchased 2,000,000 Shares for $0.60 per Share

•	On July 16, 2008, all of the Shares held by National Patent were transferred to NPDV Acquisition Corp.

•	On July 21, 2008, NPDV Acquisition Corp. acquired 7,000,000 Shares upon the conversion of the Extended JL Note.

The average purchase price in the first quarter of 2008 was $0.61.

The purchases made on January 16, 2007, January 4, 2008 and February 11, 2008 were each made for investment purposes. As discussed above under “Agreements with S. Leslie Flegel”, the March 25, 2008 purchase was made in connection with Mr. Flegel’s resignation. The July 16, 2008 transfer and the July 21, 2008 conversion were each effected in connection with the Offer.

SCHEDULE D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal rights.

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)     Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)     Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)     Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)     In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)     Appraisal rights shall be perfected as follows:

(1)     If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)     If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)     At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)     After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)     From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCHEDULE E

FIVE STAR PROJECTIONS

Certain projected financial statements of Five Star are set forth in this Schedule E. These projections represent Five Star’s management’s estimate for operations for Five Star’s 2008 through 2012 fiscal years if the underlying assumptions of the projections are correct. As with any projections, there usually will be differences between projected and actual results because events and circumstances frequently do not occur precisely as expected, and the impact of such differences may be material. The assumptions and estimates underlying the projections contained in these projected financial statements are inherently uncertain, and though considered reasonable by Five Star, are subject to significant business, economic, and competitive uncertainties, many of which are beyond the control of Five Star or its management. The actual financial results of Five Star may vary materially from those set forth in these projections, and none of Five Star, National Patent or NPDV Acquisition Corp. has any duty to update these projections. These projections were prepared solely for the use of Burnham in connection with the preparation of its fairness opinion and have not been updated. The inclusion of financial projections should not be regarded as a representation by Five Star, National Patent or NPDV Acquisition Corp. that the projected results will be achieved. You are cautioned not to place undue reliance upon these financial projections.

Five Star Statement of Cash Flows

	2008	2009	2010	2011	2012

Cash flows from operating activities
Net income (loss)	—	(284)	4,791	2,824	2,914
Stock Option Expense	1,200	—	—	—	—
Depreciation and amortization	382	582	532	632	732
Change in assets and liabilities
(Increase) decrease in receivables	(1,073)	(1,235)	(407)	(419)	(432)
(Increase) decrease in inventories	465	(1,052)	3,089	438	(158)
(Increase) decrease in other assets	812	(163)	(27)	(28)	(29)
Increase (decrease) in accounts payable & accruals	34	(399)	(1,328)	(188)	(32)
Increase (decrease) in other current liabilities	—	—	—	—	—

Net cash flows provided by operating activities	1,820	(2,551)	6,649	3,258	2,995

Cash flows from investing activities
Purchase of property and equipment	(500)	(500)	(500)	(500)	(500)
Replatforming	—	(1,500)	—	—	—

Net cash flows used in investing activities	(500)	(2,000)	(500)	(500)	(500)

Cash flows from financing activities
Net proceeds (payments) on revolving line of credit	(1,323)	4,551	(6,149)	(2,759)	(2,495)

Net cash flows used in financing activities	(1,323)	4,551	(6,149)	(2,759)	(2,495)

Net increase in cash and cash equivalents	(4)	(0)	0	(1)	0
Beginning cash	3	1	1	1	1

Ending cash	(1)	1	1	0	1

	—	—	—	—	—

Five Star
Balance Sheet as of Dec. 31st

	2008	2009	2010	2011	2012
	FS	FS	FS	FS	FS

ASSETS
Cash	1	1	1	1	1
Non-Core Assets, at est. FMV	—	—	—	—	—
Accounts Receivable	12,327	13,562	13,969	14,388	14,820
Inventory	26,500	27,552	24,463	24,025	24,183
Other Current Assets	749	912	939	967	996

Total Current Assets	39,577	42,027	39,372	39,382	40,001
Property, plant & equipment, net	474	1,896	1,864	1,732	1,600
Other Assets	475	475	475	475	475

TOTAL ASSETS	40,525	44,398	41,711	41,588	42,075

LIABILITIES & EQUITY
Short Term Borrowings	17,980	22,531	16,382	13,623	11,128
Accounts Payable & Accruals	12,241	11,847	10,519	10,331	10,399

Total Current Liabilities	30,221	34,378	26,901	23,954	21,527
Other Liabilities	2,800	2,800	2,800	2,800	2,800

Total Long Term Liabilities	2,800	2,800	2,800	2,800	2,800

Total Liabilities	33,021	37,178	29,701	26,754	24,327

Common Equity	7,504	7,220	12,010	14,834	17,748

STOCKHOLDERS’ EQUITY	7,504	7,220	12,010	14,834	17,748

TOTAL LIABILITIES & EQUITY	40,525	44,398	41,711	41,588	42,075

Projected Income Statement
Five Star

	2008		2009		2010		2011		2012
	Total	%	Total	%	Total	%	Total	%	Total	%	CAGR

Sales	126,475	100.0%	130,269	100.0%	134,177	100.0%	138,202	100.0%	142,348	100.0%	3.0%
Increase over Prior Year				3.0%		3.0%		3.0%		3.0%
Cost of Sales (including warehouse expense)	105,122	83.1%	108,839	83.5%	110,687	82.5%	114,088	82.6%	117,593	82.6%	2.8%

Gross Margin	21,353	16.9%	21,430	16.5%	23,490	17.5%	24,115	17.4%	24,755	17.4%	3.8%

Selling Expenses	1,771	1.4%	1,954	1.5%	2,013	1.5%	2,073	1.5%	2,135	1.5%	4.8%
Delivery Expenses	5,402	4.3%	5,602	4.3%	5,770	4.3%	5,943	4.3%	6,121	4.3%	3.2%
G&A Expenses	9,727	7.7%	10,018	7.7%	9,419	7.0%	9,701	7.0%	9,993	7.0%	0.7%

Operating Expenses	16,899	13.4%	17,574	13.5%	17,201	12.8%	17,717	12.8%	18,249	12.8%	1.9%

EBITDA, before non-recurring & non-cash items	4,453	3.5%	3,856	3.0%	6,289	4.7%	6,397	4.6%	6,506	4.6%	9.9%

Increase over Prior Year				(13.4)%		63.1%		1.7%		1.7%
Option/Stock Grant Expense	1,200	0.9%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Sarbanes-Oxley Compliance	229	0.2%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Other non-recurring	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Facility Transition Costs (Credit)	1,000	0.8%	2,448	1.9%	(3,526)	(2.6)%	—	0.0%	—	0.0%

EBITDA, adjusted	2,024	1.6%	1,409	1.1%	9,815	7.3%	6,397	4.6%	6,506	4.6%

Depreciation	382	0.3%	582	0.4%	532	0.4%	632	0.5%	732	0.5%

Operating Income	1,642	1.3%	827	0.6%	9,283	6.9%	5,765	4.2%	5,774	4.1%

Other Income, (Expense)	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Interest Income	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Interest Expense	(1,152)	(0.9)%	(1,301)	(1.0)%	(1,299)	(1.0)%	(1,059)	(0.8)%	(918)	(0.6)%
Miscellaneous	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%

Income Before Taxes	491	0.4%	(474)	(0.4)%	7,985	6.0%	4,706	3.4%	4,857	3.4%

Income Tax Expense	491	0.4%	(190)	(0.1)%	3,194	2.4%	1,883	1.4%	1,943	1.4%

Net Income	(0)	0.0%	(284)	(0.2)%	4,791	3.6%	2,824	2.0%	2,914	2.0%

Projected EPS	$(0.00)		$(0.02)		$0.28		$0.17		$0.17
Proj. Shrs. O/S	16,842,000		16,842,000		16,842,000		16,842,000		16,842,000

Five Star Projections Notes & Assumptions

Sales—Five Star assumed a straight 3% growth rate from 2009 through 2012

Cost of sales—Five Star factored in an estimate of one time costs related to the new distribution center in 2009 and the estimated economies of the new distribution center in 2010 and thereafter. In addition, warehouse expenses were also increased annually by 3% from 2009 through 2012 for inflation and by 2% from 2009 through 2012 for increased sales levels.

Delivery expenses—Five Star assumed a 3.7% increase in 2009 and a 3% annual increase for inflation from 2010 through 2012

Selling expenses—Remained constant as a percentage of sales for the periods

Selling, general and administrative expenses—Reflect a 3% annual increase for inflation from 2009 through 2012, adjusted for estimated costs associated with opening a new distribution center in 2009, and estimated savings in 2010 and thereafter from the new distribution center

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail:	By Hand, Overnight, Certified or Express Mail Delivery:
Attn Corporate Actions PO Box 43011 Providence, RI 02940-3011	Attn Corporate Actions 250 Royall Street Canton, MA 02021

By Facsimile:	Confirm Facsimile by Telephone:

781.575.2901	781.575.2626
(For Eligible Institutions Only)	(For Confirmation Only)

Questions and requests for assistance may be directed to the Information Agent at address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at National Patent’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com